SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Advanced Disposal Services, Inc.
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Advanced Disposal Services, Inc. (the "Company" or "Advanced Disposal")
90 Fort Wade Road
Ponte Vedra, FL 32081
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ADVANCED DISPOSAL SERVICES, INC.
Date and Time:
November 20, 2019 at 10:00 a.m., Eastern Time
Place:

To be held via the internet at www.virtualshareholdermeeting.com/ADSW2019
Purpose:

•	To elect three directors;

•	To vote on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

•	To hold an advisory vote on a proposal to approve named executive officer compensation; and

•	To conduct other business that is properly raised at the meeting.
Only stockholders of record on September 27, 2019 may vote at the meeting.
Your vote is important. We urge you to promptly vote your shares by telephone, by the Internet or, if this Proxy Statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

MICHAEL K. SLATTERY
Corporate Secretary
October 4, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON November 20, 2019: This Notice of Annual Meeting and Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 are available at www.advanceddisposal.com.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ADVANCED DISPOSAL SERVICES, INC.
90 Fort Wade Road
Ponte Vedra, FL 32081
Our Board of Directors is soliciting your proxy for the 2019 annual meeting of stockholders and at any postponement or adjournment of the meeting. We are furnishing proxy materials to our stockholders primarily via the Internet. On October 7, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice contains instructions on how stockholders can access our proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the costs of the annual meeting and conserve natural resources.

Record Date	September 27, 2019

Quorum	A majority of shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	There were 89,174,915 shares of Common Stock outstanding and entitled to vote as of September 27, 2019.

Voting by Proxy	Internet, phone, or mail.

Voting at the Meeting
This year's Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/ADSW2019 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the record date may vote and submit questions while attending the Annual Meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 10:00 a.m., Eastern time, on November 20, 2019. We encourage you to access the meeting prior to the start time.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before we vote it at the meeting by submitting a later-dated proxy via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting revoking the proxy. If you hold shares through a bank or brokerage firm, you may revoke any prior voting instructions by contacting that firm. If the meeting is postponed or adjourned, your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted, provided such new proxy or revocation is properly completed and timely received.

Votes Required to Adopt Proposals
Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present. A plurality means that the individuals who receive the largest numbers of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Each of the other proposals requires the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the election of directors. For the proposal to ratify selection of the Company's independent registered public accounting firm and the advisory vote on named executive officer compensation, abstentions will have the same effect as a vote against this matter because they are considered present and entitled to vote.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the proposal to ratify selection of the Company's independent registered public accounting firm, the broker may vote your shares at its discretion. But for all other proposals in this Proxy Statement, including the election of directors, the broker cannot vote your shares at all. When that happens, it is called a "broker non-vote." Broker non-votes are counted in determining the presence of a quorum at the meeting, but they are not counted for purposes of calculating the shares present and entitled to vote on particular proposals at the meeting.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy but do not give voting instructions, we will vote your shares as follows:

• FOR our director candidates;
• FOR the ratification of the independent registered public accounting firm; and
• FOR approval of our proposal on named executive officer compensation.

If you give us your proxy, your shares will be voted at the discretion of the proxy holders for any other matters that may properly come before the meeting (including a proposal to postpone or adjourn the meeting).

Stockholder Proposals for Inclusion in Our 2020 Proxy Materials
Eligible stockholders who wish to submit a proposal for inclusion in the Proxy Statement for our 2020 Annual Meeting should notify our Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081. The written proposal must be received at our offices on or before June 9, 2020, and the stockholder must have been the registered or beneficial owner of (a) at least 1% of our outstanding Common Stock or (b) shares of our Common Stock with a market value of $2,000 for at least one year before submitting the proposal. The proposal must comply with the requirements set forth in the federal securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to be included in the Company's Proxy Statement and proxy card for the 2020 Annual Meeting.

Other Proposals or Nominations to be Brought Before Our 2020 Annual Meeting
The Company's By-laws establish an advance notice procedure with regard to certain matters to be brought before an annual meeting of stockholders, including stockholder proposals that are not included in the Company's proxy materials and nominations of persons for election as directors. In accordance with our By-laws, for a proposal or nominee not included in our proxy materials to be properly brought before the 2020 Annual Meeting, a stockholder's notice must be delivered to or mailed and received by the Company not less than 90 days nor more than 120 days in advance of the first anniversary of the 2019 Annual Meeting. As a result, any such stockholder's notice for the 2020 Annual Meeting shall be received no earlier than July 23, 2020 and no later than August 22, 2020 and must contain certain information specified in the Company's By-laws. The stockholder's notice should be delivered to our Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081. A copy of our By-laws is available on the "Corporate Governance" section of the "Investor Relations" page on our website at www.advanceddisposal.com. Information on or connected to our website (or the website of any third party) referenced in this Proxy Statement is in addition to and not a part of or incorporated by reference into this Proxy Statement.

Expenses of Solicitation
We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by Internet or telephone, or by Advanced Disposal officers and employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, Broadridge Financial Solutions ("Broadridge") has been hired to help in the solicitation of proxies for the 2019 Annual Meeting for a fee of approximately $38,000 plus associated costs and expenses.

Annual Report
A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, which includes our financial statements for fiscal year 2018, is made available with this Proxy Statement. The Annual Report on Form 10-K is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Householding Information
We have adopted a procedure approved by the Securities and Exchange Commission (the "SEC") called "householding." Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you wish to receive a separate copy of the Notice of Internet Availability, please contact: Corporate Secretary at Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081, telephone 904-737-7900.

If you do not wish to participate in householding in the future, and prefer to receive separate copies of the Notice of Internet Availability, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-866-540-7095. If you are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

Rescheduled Meeting
On April 14, 2019, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement") with Waste Management, Inc., a Delaware corporation ("Waste Management"), and Everglades Merger Sub Inc., a Delaware corporation ("Everglades") and an indirect wholly-owned subsidiary of Waste Management. Pursuant to the Merger Agreement, Everglades will merge with and into the Company and the Company will continue as the surviving company and an indirect, wholly-owned subsidiary of Waste Management, at which point it will cease to be an independent publicly traded company (the "Merger"). Further details can be found in the Company's Form 8-K related to this matter, filed with the SEC on April 15, 2019 and the Company's definitive proxy statement, filed with the SEC on May 23, 2019 (the "Definitive Merger Proxy"). The Company postponed the 2019 Annual Meeting of Stockholders, originally scheduled to be held on May 22, 2019, given the pending Merger, which is expected to close during the first quarter of 2020, subject to the satisfaction of customary closing conditions, including regulatory approvals. The Company has rescheduled its 2019 Annual Meeting to comply with the New York Stock Exchange (the "NYSE") requirement to hold a meeting of stockholders on an annual basis each year.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains "forward-looking statements" within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "plan," "predict," "project," "forecast," "guidance," "goal," "objective," "prospects," "possible" or "potential," by future conditional verbs such as "assume," "will," "would," "should," "could" or "may," or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the Merger, including that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (c) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied; (2) the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that (a) the Company’s stock price may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the Company to pay Waste Management a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger; (3) the effects that the announcement or pendency of the Merger may have on the Company and its business, including the risks that as a result (a) the Company’s business, operating results or stock price may suffer, (b) the Company’s current plans and operations may be disrupted, (c) the Company’s ability to retain or recruit key employees may be adversely affected, (d) the Company’s business relationships (including, customers and suppliers) may be adversely affected, or (e) the Company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on the Company’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading "Risk Factors" in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated or supplemented by subsequent reports that the Company has filed or files with the SEC. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company has no obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

DIRECTOR AND OFFICER STOCK OWNERSHIP

The Security Ownership of Management table below shows the number of shares of Common Stock each director and each named executive officer ("NEO") beneficially owned as of September 27, 2019, our record date for the annual meeting, as well as the number owned by all directors and executive officers as a group.

Named Executive Officers and Directors	Shares of Common Stock Owned (1)	Shares of Common Stock Covered by Exercisable Options (2)	Percent of Issued and Outstanding Shares
Non-Employee Directors
E. Renae Conley	12,366	—	*
Tanuja Dehne	13,366	—	*
Michael Hoffman	12,696	—	*
Michael Koen	—	—	—
Ernest Mrozek	12,760	—	*
B. Clyde Preslar	18,361	—	*
Executive Officers
Richard Burke	208,451	645,366	*
Steven Carn	66,375	161,237	*
Matthew Gunnelson (3)	—	12,498	*
Michael Slattery	53,684	181,264	*
John Spegal	64,040	217,046	*
Melissa Westerman	—	—	—
Directors and executive officers as a group (11 persons)	462,099	1,204,913	2%

* Represents less than 1%.

(1)	The table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act and includes the number of restricted stock units that will become vested within 60 days of our record date.

(2)	Includes the number of options currently exercisable and options that will become exercisable within 60 days of our record date.

(3)	Mr. Gunnelson ceased to be an executive officer on March 23, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows information for persons known to us to beneficially own more than 5% of our Common Stock based on their filings with the SEC through September 27, 2019.

	Shares Beneficially Owned
Name and Address	Number	Percent (1)
Canada Pension Plan Investment Board ("CPPIB") One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 (2)	16,572,106	18.6%
FMR, LLC 245 Summer Street Boston, MA 02210 (3)	6,462,516	7.2%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355 (4)	6,301,372	7.1%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017 (5)	5,763,047	6.5%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055 (6)	4,978,355	5.6%
SMALLCAP World Fund, Inc. 6455 Irvine Center Drive Irvine, CA 92618 (7)	4,785,502	5.4%

(1)	Percentage is calculated using the number of shares of Common Stock outstanding as of September 27, 2019.

(2)
Pursuant to Schedule 13D/A filed on April 16, 2019, the amount reported consists of shares beneficially owned, as of March 25, 2019, by CPPIB. CPPIB is overseen by a board of directors. None of the directors of that board of directors has sole voting or dispositive power with respect to the shares of the common stock owned by CPPIB.

(3)
Pursuant to Schedule 13G/A filed on February 13, 2019, the amount reported consists of shares beneficially owned, as of December 31, 2018, by FMR, with sole power to vote 1,825,140 shares and sole power to dispose or to direct the disposition of 6,462,516 shares held by Abigail P. Johnson.

(4)
Pursuant to Schedule 13G/A filed on February 11, 2019, the amount reported consists of shares beneficially owned, as of December 31, 2018, by Vanguard with sole voting power of 143,249 shares, shared voting of 5,000 shares, sole dispositive power of 6,158,618 shares and shared dispositive power of 142,754 shares.

(5)	Pursuant to Schedule 13G filed on January 9, 2019, the amount reported consists of shares beneficially owned, as of December 31, 2018.

(6)	Pursuant to Schedule 13G filed on February 8, 2019, the amount reported consists of shares beneficially owned, as of December 31, 2018, by BlackRock.

(7)
Pursuant to Schedule 13G filed on February 14, 2019, the amount reported consists of shares that SMALLCAP may vote, under certain circumstances, as of December 31, 2018. SMALLCAP is an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company ("CRMC").

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require our executive officers and directors to file reports of their holdings and transactions in our Common Stock with the SEC and the NYSE. Based on a review of the forms and written representations from our executive officers and directors, we believe that all applicable requirements were complied with in fiscal year 2018.

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)
Our business and affairs are managed under the direction of our Board of Directors (the "Board") which are led by our Chairman and Chief Executive Officer, Mr. Burke. Our Board currently has seven members. Mr. Koen has been appointed to serve as our lead independent director who presides over executive sessions of the Board. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors are divided among the three classes as follows:

•	the Class I directors are Ms. Conley and Ms. Dehne and their terms expire at the 2020 annual meeting of stockholders;

•	the Class II directors are Mr. Hoffman and Mr. Mrozek and their terms will expire at the 2021 annual meeting of stockholders; and

•	the Class III directors are Mr. Burke, Mr. Koen and Mr. Preslar, and their terms will expire at the 2019 annual meeting of stockholders.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in control of our Company.

Stockholders and interested parties wishing to communicate with the Board should address their communications to Mr.  Michael K. Slattery, Corporate Secretary, c/o Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081.

The first proposal on the agenda is the election of the three Class III directors, Mr. Burke, Mr. Koen and Mr. Preslar, to serve until the 2022 annual meeting of stockholders or until their respective successors have been duly elected and qualified. The Board has nominated the three director candidates named below, and recommends that you vote FOR their election. If any nominee is unable or unwilling to serve as a director, which we do not anticipate, the Board, by resolution, may reduce the number of directors that constitute the Board or may choose a substitute. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. A plurality means that the individuals who receive the largest numbers of votes are elected as directors up to the maximum number of directors to be elected at the meeting.

Board Members

The paragraphs below provide information as of the date of this Proxy Statement about each of our seven directors including our three director nominees. This includes each director's name, age, position and a summary of their business experience. We believe that, as a general matter, our directors' experience gives an indication of the wealth of knowledge and experience these individuals have and that we considered. We have also indicated the specific skills and areas of expertise we believe makes each of these individuals a valuable member of our Board.
Directors Standing for Re-election at the Meeting
Richard Burke - Mr. Burke is 55 years old and serves as our Chairman of the Board and Chief Executive Officer. Mr. Burke has served as our Chief Executive Officer and a director since July 1, 2014. Prior to becoming our Chief Executive Officer, Mr. Burke served as our President since November 2012. Prior to joining Advanced Disposal, Mr. Burke served as President and Chief Executive Officer of Veolia Environmental Services North America Corp., a waste management company, from 2009 to 2012 and as President and Chief Executive Officer of Veolia ES Solid Waste, Inc., a solid waste management company, from 2007 to 2009. Mr. Burke began his employment with Veolia, Inc. in 1999 as Area Manager for the Southeast Wisconsin area and served as Regional Vice President for the Eastern and Southern markets until he was appointed Chief Executive Officer. Prior to joining Veolia, Inc., he spent 12 years with Waste Management, Inc., a waste management company, in a variety of leadership positions. From December 2017 to December 2018, Mr. Burke served as a director of Estre Ambiental, a Brazilian waste management company. Mr. Burke holds a Bachelor's degree from Randolph Macon College. Mr. Burke's qualifications to sit on our Board include his substantial experience in the area of corporate strategy, operations and finance.

Michael Koen - Mr. Koen is 45 years old and joined our Board on August 3, 2016 as the designated director of the Canada Pension Plan Investment Board (CPPIB). Mr. Koen is Managing Director and Head of Relationship Investments at CPPIB where he is responsible for leading significant minority equity investments in publicly listed companies as well as privately held companies. Mr. Koen has more than 20 years of experience in direct investing and banking, including working with portfolio company directors and management teams. Prior to joining CPPIB in 2009, Mr. Koen was a Vice President and director in TD Bank's merchant banking group where he focused on mezzanine debt and structured equity investments. Prior to his seven years at TD Capital, Mr. Koen worked at Scotia Capital in the institutional equities and investment banking groups. Mr. Koen holds a Master of Business Administration with high honors from the University of Chicago, Booth School of Business and a Bachelor of Arts from Queen's University, Canada. Mr. Koen's qualifications to sit on our Board include his substantial experience in the area of corporate finance and strategy, including capital markets, capital allocation and mergers and acquisitions.
B. Clyde Preslar - Mr. Preslar is 65 years old and joined our Board on October 12, 2016. Mr. Preslar previously served as a director of Alliance One International, Inc., an independent leaf tobacco merchant, from 2005 to 2013, Forward Air Corporation, a provider of time-definite surface transportation and related logistics services, from 2004 to 2008, and Standard Commercial Corporation, an enterprise engaged in the purchase, processing and sale of leaf tobacco, from 1999 to 2005. Since 2017, Mr. Preslar has served as Chief Financial Officer of Victra, a leading exclusive premium retailer for Verizon Wireless. From 2015 to 2017, Mr. Preslar served as Executive Vice President and Chief Financial Officer for Dollar Express Stores LLC, a privately owned dollar store chain formerly part of Dollar Tree, Inc. Prior to joining Dollar Express Stores LLC, Mr. Preslar served as Senior Vice President and Chief Financial Officer for The Pantry, Inc., a convenience store chain, from 2013 to 2015. Mr. Preslar previously served as Senior Vice President and Chief Financial Officer for the short line and regional freight railroad operator, RailAmerica, Inc., from 2008 to 2013. Prior to RailAmerica, Inc., Mr. Preslar held the positions of Executive Vice President and Chief Financial Officer at Cott Corporation, a manufacturer of non-alcoholic beverage products, from 2005 to 2006, and as Vice President and Chief Financial Officer and Secretary at snack food manufacturer Lance, Inc., from 1996 to 2005. Earlier in his career, Mr. Preslar served as Director of Financial Services for Worldwide Power Tools at Black & Decker and as Director of Investor Relations at RJR Nabisco. Mr. Preslar holds a Bachelor's Degree in Business Administration and Economics from Elon College and a Master's degree in Business Administration from Wake Forest University. He is a Certified Public Accountant licensed by the North Carolina State Board of Certified Public Accountant Examiners, and has been a Certified Management Accountant since 1980. He is also a National Association of Corporate Directors Fellow. Mr. Preslar's qualifications to sit on our Board include his substantial experience in the area of corporate strategy, operations and finance.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEE DIRECTORS
Directors Not Standing for Re-election at the Meeting

E. Renae Conley - Ms. Conley is 62 years old and joined our Board on August 1, 2017. Ms. Conley serves on the Board of Directors of publicly-traded PNM Resources, the Ball State University Board of Trustees and the Ball State University Foundation. She served on the board of ChoicePoint, Corp., a publicly held identification and credential verification company, prior to its acquisition by Reed Elsevier. She was the Chief Executive Officer of ER Solutions, LLC from 2014 to 2017. Ms. Conley was the Executive Vice President, Human Resources & Administration, and Chief Diversity Officer of Entergy Corporation from 2010 to 2013 managing over 15,000 employees. Ms. Conley was Chairman, President and Chief Executive Officer of Entergy Louisiana and Entergy Gulf States Louisiana from 2000 to 2010 with responsibility for financial performance, operations, customer service, regulatory and government affairs. Ms. Conley has a B.S. degree in accounting and an M.B.A., both from Ball State University. Ms. Conley's qualifications to sit on our Board includes her substantial experience in the area of corporate strategy, human resources, operations and complex transactions.

Tanuja Dehne - Ms. Dehne is 48 years old and joined our Board on August 1, 2017. Ms. Dehne also serves on the Board of Directors of publicly traded Granite Point Mortgage Trust since June 2017. Ms. Dehne was a member of the Board of Directors of publicly-traded Silver Bay Realty Trust Corp. from 2012 to 2017. Ms. Dehne is currently the President and CEO of the Geraldine R. Dodge Foundation. From 2014 through April 2016, Ms. Dehne was the Executive Vice President and Chief Administrative Officer and Chief of Staff of NRG Energy, Inc. ("NRG"), a publicly listed power generation and retail electricity company. In this role, Ms. Dehne oversaw NRG's Human Resources, Information Technology, Communications, Corporate Marketing and Sustainability Departments. Prior to these positions, Ms. Dehne was the Senior Vice President, Human Resources of NRG since 2011 where she led NRG's Human Resources department, which handled all HR functions - including talent management, organizational development, benefits, compensation, labor and employee relations, payroll and HR information systems - for more than 8,000 employees. From 2004 to 2011, Ms. Dehne served as the Corporate Secretary of NRG, leading corporate governance and corporate transactions, including financing, mergers and acquisitions, public and private securities offerings, securities and stock exchange matters, and reporting compliance. Prior to joining NRG, Ms. Dehne practiced corporate law as a member of Saul Ewing LLP's business department. Ms. Dehne received a J.D. from Syracuse University, an M.A. from the University of Pennsylvania and a B.A. from Lafayette College. She is also a National Association of Corporate Directors Board Leadership Fellow. Ms. Dehne's qualifications to sit on our Board includes her substantial experience in the area of corporate governance, securities law, human resources and mergers and acquisitions.

Michael Hoffman - Mr. Hoffman is 64 years old and joined our Board on October 3, 2017. Mr. Hoffman serves on the Board of Directors of publicly-traded Donaldson Company, Inc. Mr. Hoffman served in several roles at The Toro Company, a provider of outdoor maintenance and beautification products. These roles included the following: Chairman (2006-2017); Chief Executive Officer (2005-2016); President (2004-2015); Group Vice President (2001-2004); and Vice President and General Manager (2000-2001). Mr Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and retired in 2017 as Chairman of the Board. He adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mr. Hoffman has a Bachelor's degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota - Carlson School of Management. Mr. Hoffman's qualifications to sit on our Board include his substantial experience in the area of corporate leadership, corporate strategy and operations.

Ernest Mrozek - Mr. Mrozek is 66 years old and joined our Board on February 21, 2018. Mr. Mrozek is currently a director of publicly-traded IDEX Corporation and served as lead director of G&K Services, Inc. until its sale in 2017. He also serves on the board of a large private company as well as several non-profit organizations. Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company at the time of his retirement in March 2008. He had 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster. In the process, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions. Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek received a Bachelor of Science degree in Accounting with honors from the University of Illinois and is a certified public accountant, on inactive status. Mr. Mrozek's qualifications to sit on our Board include his substantial experience in the area of corporate strategy, finance, operations and mergers and acquisitions.
Sustainability and Corporate Responsibility
Philosophy
We believe that a key to the continued success of our Company is that all of our personnel conduct themselves with honesty and integrity in their dealings with our customers, vendors, investors and one another. We have a strong set of core values which are outlined in our Code of Business Conduct and our management team leads the organization by example on a daily basis. At Advanced Disposal, we believe in supporting a clean, safe and healthy environment. We are also working diligently to improve our relationship with society through community engagement and employee growth opportunities. Sustainability contributes to a cleaner environment, while also providing opportunities to increase customer retention, to grow our business and to motivate our employees.
We have focused our sustainability efforts on the following key areas:

•	Safety. We are committed to creating a safe environment for our employees, our customers and the communities we serve.

•	Operations. We are working to minimize the environmental impact of our operations from our fleet and landfills.

•	People. We employ and develop talented professionals who are committed to safety, our environment, our customers and our company.

•	Communities. We are devoted to being a good partner in our communities through customer and community engagement and charitable giving.

•
Recycling. We recognize the positive impact recycling has on our environment and the benefit from educating our customers and the community on the proper way to recycle with a goal of increasing the amount of material that successfully makes it through the recycling process.

Each of these areas has a significant effect on the environment and our communities and helps to form the foundation for our business operations. We continuously evaluate our strengths and weaknesses related to these areas and enhance management processes where necessary to improve as an organization. We also recognize that as we excel in these key areas, our financial performance is positively impacted.
Safety
We are dedicated to the safety of our employees, customers and the communities we serve. We prioritize safety above all else as indicated in our company slogan “Service First, Safety Always” and we recognize and reward employees for outstanding safety records. Sixty percent of our routed residential fleet uses automated side load trucks, which significantly reduces employee injuries. We also use drive camera technology in our trucks and train our drivers using the Smith Systems model which focuses on reducing collisions, preventing injuries and saving lives.
Operations
We are focused on operating our business as efficiently as possible while minimizing our impact on the environment. We operate a fleet of 483 compressed natural gas ("CNG") vehicles, or 19% of our routed collection fleet, which significantly reduces carbon emissions compared to diesel-fueled collection trucks. We plan to continue to transition a portion of our collection fleet from diesel fuel to CNG in locations where it makes most economical sense. We have 18 active landfill gas operations at solid waste landfills where landfill gas is captured and utilized for its renewable energy value rather than flared. These landfill gas operations produce enough gas to power the equivalent of approximately 119,000 homes annually.
People
Culture matters to us at Advanced Disposal and we believe that creating a strong, safe, ethical culture allows our people to achieve great results for our customers and themselves. As part of that ongoing pursuit of the optimum culture, we performed a company wide culture survey that polled employees, customers, vendors and board members to better understand how we can continually improve the quality experience for our team members and the customers we serve. We are committed to providing compensation and benefits and creating learning experiences that attract, develop, motivate and retain the best workforce. We are actively and intentionally creating an environment in which all individuals are welcomed and we have developed strategies to continue creating a more diverse workforce and inclusive work environment. Minorities and women represent approximately 32% and 17% of our workforce, respectively.
Communities
We are a member of the communities in which we live and work. We are committed to investing financial support in our communities, volunteering our time where it is needed and contributing donations of products and services in an effort to sustain our environment and make it better for future generations.  We also strive to keep our communities clean, healthy and safe by collecting, disposing and recycling waste in a manner that limits the impact on our environment.
Recycling
We recognize the positive impact recycling has on our environment and we collected 648,300 tons of recycled materials in fiscal year 2018 that would have otherwise been disposed of in a different manner. We have a network of 22 recycling facilities that we manage or operate. We are dedicated to educating our customers and the community on the proper way to recycle with a goal of increasing the amount of material that successfully makes it through the recycling process.
Corporate Governance
Compliance
We are in compliance with the following corporate governance standards:

•	A majority of our Board consists of "independent" directors as defined under the rules of the NYSE.

•
Our Nominating and Corporate Governance Committee, which selects or recommends all of our director nominees, is comprised solely of "independent" directors and operates under a written charter addressing its operation and responsibilities, including the nomination process.

•
Our Compensation Committee, which oversees the compensation of our executive officers and the performance of our CEO, is comprised solely of "independent" directors and operates under a written charter addressing its operation and responsibilities.

•
Our Audit Committee, which annually appoints our auditors, subject to ratification by our stockholders, and oversees our annual audit, is comprised solely of "independent" directors and operates under a written charter addressing its operation and responsibilities.

•	Our Board and each Committee annually conducts a performance self-evaluation overseen by our Nominating and Corporate Governance Committee.

•
Our Corporate Governance Guidelines (the "Guidelines") and Committee charters explicitly permit our Board and each Committee to hire their own consultants, legal counsel, and other committee advisors, and we must pay the cost of all such advisors.

•
Our Compensation Committee considers, when engaging compensation consultants, legal counsel, or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor, or the consultant's or advisor's employer, and us.

We are committed to ensuring strong corporate governance practices on behalf of our stockholders. We believe strong corporate governance and a majority independent Board provide the foundation for financial integrity and stockholder confidence.
Our commitment to good corporate governance is evidenced by the Guidelines, which are available on our corporate website. The Guidelines set forth the principles and practices that our Board will continue to follow in carrying out its responsibilities, including ongoing review of our corporate governance practices in light of our business initiatives, the interests of our stockholders, and evolving best practices.
Key Corporate Governance Features
Our key corporate governance features include the following:

Board Independence
–
Our Board has determined that six out of seven or all of our directors with the exception of Mr. Burke are "independent" under the NYSE Listing Standards.
–
Our CEO is the only member of management who serves as director.

–
Our Corporate Governance Guidelines provide for the appointment by our independent directors of a Lead Independent Director if our CEO also serves as Chairperson of the Board or if the Chairperson is not otherwise an independent director. Such Lead Independent Director will serve a minimum of a one year term and our Corporate Governance Guidelines set forth the duties of the Lead Independent Director.

Board Committees
–
We have three committees of the Board of Directors; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors.

–
Each of our three Committees operate under a written charter and report regularly to the Board concerning its activities.

Board Diversity	– Our Board enhanced its diversity with the additions of Tanuja Dehne and Renae Conley in 2017.
Executive Sessions	– Our Board holds regular executive sessions of non-management directors, which are chaired by our Lead Independent Director.
Board Oversight of Risk
–
Risk management and internal audit are overseen by our Audit Committee.

–
Our Compensation Committee reviews risks arising from our compensation practices so that those practices encourage management only to act in the best interests of our stockholders.

–
Our Nominating and Corporate Governance Committee oversees risk associated with potential conflicts of interest as well as effectiveness of our Guidelines.

Corporate Governance Guidelines	– Our Board operates under the Guidelines, which define director qualification standards and other appropriate governance procedures.
Accountability	– Our only authorized stock consists of one class of common stock and one class of preferred stock. Each share of our common stock is entitled to one vote. We have not issued any preferred stock.
Board Culture	– Our Board dedicates time annually for a board culture and governance retreat in addition to annual strategic planning meetings.

Open Lines of Communication
–
Our Board promotes open and honest discussions with senior management.

–
Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense. Directors are invited and encouraged to attend all committee meetings to promote transparency and open communication.

Self-Evaluation	– Our Board and each of the Committees conduct annual self-evaluations.
Overboarding
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Without specific approval from the Board, no director will serve on more than four other public company boards, no Audit Committee member will serve on more than two other public company audit committees, and it is expected that directors who also serve as CEOs or in equivalent positions at other public companies generally should not serve on more than two outside public company boards.

Mandatory Retirement	– Under our Guidelines, directors are required to retire from the Board when they reach the age of 75.
Stock Ownership Guidelines
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Our independent directors are required to own our common stock in the amount of at least $250,000 based on the average of the high and low prices of our common stock on the New York Stock Exchange for any date of determination. As of the record date, all directors were in compliance with this requirement.

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Our CEO and our Executive Vice Presidents must maintain ownership of our common stock in the amounts of 4x salary and 2x salary, respectively. Each of these individuals is either compliant with this requirement or on track to meet the requirement.

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Our directors and officers are prohibited from (i) engaging in any transactions that are designed to hedge or offset any decrease in the market value of our common stock; and (ii) from purchasing our common stock on margin, borrowing against any account in which our common stock is held or pledging our common stock as collateral for any loan without first obtaining pre-clearance.

Code of Business Conduct and Code of Ethics for Finance Professionals
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Provides principles for our personnel and Directors to conduct themselves with honesty and integrity in their dealings with our customers, vendors, the communities we serve and one another. We monitor compliance with these policies through our anonymous compliance hotline.

Clawback Policy
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Our Clawback Policy provides for the recoupment of certain compensation from corporate officers for acts of gross negligence or any willful act or omission resulting in material inaccuracy in our financial statements that requires restatement for any period within the three most recent fiscal years.

The Board and Committees of the Board
We are governed by a Board of Directors, which provides overall direction to and oversight of our business. The Board presently consists of seven directors divided into three classes (I, II and III), six of whom have been determined by the Board to be independent. Each director serves for a staggered term (based on class membership) of three years until the director's successor is duly elected and qualified, or until the director's earlier death, resignation, or removal. Each year, there is an election with respect to the class of directors whose terms are expiring.

Committee Membership and Function
The following table lists each director's Class and the Chairperson and current members of each of the Committees.

Director	Class	Current Term End Year	Independence	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard Burke	Class III	2019	Not Independent
Renae Conley	Class I	2020	Independent		¡	¡
Tanuja Dehne	Class I	2020	Independent		●
Michael Hoffman	Class II	2021	Independent		¡	●
Michael Koen (1)	Class III	2019	Independent	¡		¡
Ernest Mrozek	Class II	2021	Independent	¡
B. Clyde Preslar	Class III	2019	Independent	●
Key: ● = Chairperson     ¡ = Member    (1) Lead Independent Director
Board Classification and Supermajority Provisions
As described above, our Board is classified and our Certificate of Incorporation requires the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for: (i) an alteration, amendment or repeal, or any new provision inconsistent with certain provisions of our existing governance documents including our Board classification; (ii) an alteration, amendment or repeal by stockholders of any provision in our by-laws; or (iii) the requirement that directors can only be removed for cause.
Our Nominating and Corporate Governance Committee and our Board regularly considers and evaluates governance developments and recommends appropriate changes to our Board with a view towards ensuring that they continue to serve the best interests of the Company and stockholders. The Board is also focused on the relationship between governance and performance and on creating the proper governance structure in light of the particular circumstances of the Company. Our governance policies and practices fully comply with all corporate governance standards of the NYSE and SEC. Our Nominating and Corporate Governance Committee intends to continue to review over time our corporate governance practices as we become more established as an independent public company.

Director Skills and Experience
The Board is comprised of directors with broad and diverse experience and expertise. The table below sets out the key skills and experiences of the Company’s current directors.

	Richard Burke	Renae Conley	Tanuja Dehne	Michael Hoffman	Michael Koen	Ernest Mrozek	B. Clyde Preslar
Skills and Experience:
CEO/C-level Executive	✓	✓	✓	✓		✓	✓
Waste Industry and Other Relevant Industry Operations	✓	✓	✓	✓		✓	✓
Corporate Strategy	✓	✓	✓	✓	✓	✓	✓
HR/Talent Management/Labor Relations	✓	✓	✓	✓		✓
Health, Safety and Sustainability	✓	✓	✓	✓		✓
Legal/Regulatory/Environmental	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓
Capital Markets		✓	✓	✓	✓	✓	✓
Sales/Marketing	✓			✓		✓
Financial Expert						✓	✓
Executive Compensation Design	✓	✓	✓	✓		✓
Public Company Governance		✓	✓	✓	✓	✓	✓
Other Commitments:
Number of Other Public Company Boards (if any)		1	1	1		1
Director Nomination Procedures

The Nominating and Corporate Governance Committee is responsible for selecting and recommending candidates for the Board. In evaluating candidates, the Committee may consider strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially and other factors it considers appropriate, which may include diversifying the board composition, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background, the size, composition and combined expertise of the existing Board and other factors that may be relevant. The Committee focuses on the Board's needs at the time and characteristics of potential candidates with the goal of filling any identified gaps and ensuring a breadth of experience, expertise and viewpoints represented collectively by the Board. To assist in promoting such diversity, the Committee seeks to ensure that new Board nominees are drawn from a pool that includes diverse candidates, including women and minorities.

Stockholder Engagement
We continue to engage with our stockholders through the year outside of the annual meeting. In fiscal 2018, we had over 200 separate interactions with stockholders and discussed a variety of topics including governance-related items.
Virtual Annual Meeting
We recognize the importance of giving stockholders the opportunity to participate in our annual meeting. Our 2019 annual meeting will be a "virtual meeting" of stockholders, which will be conducted exclusively online via live webcast. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and us. We believe that hosting a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. A virtual meeting platform will also result in increased cost savings for our stockholders leading to enhanced stockholder value.
Given the limited attendance in previous annual meetings, we have decided not to hold a hybrid meeting including both virtual and physical participation but to proceed with a virtual-only annual meeting.

Our stockholders will continue to have the opportunity to engage with our Board and our independent auditors during the meeting. Our virtual meeting platform provided by our proxy solicitor, Broadridge Financial Solutions, allows all participating stockholders to submit questions at any point in the meeting. In addition, it also allows our stockholders to vote on proposals online, which was not available previously. We believe that our virtual platform will increase stockholder participation while at the same time affording the same rights and opportunities to participate as stockholders have at a physical annual meeting.
Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the three standing committees, our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, each of which address risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including cyber risk, and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Independence of Board Members
The NYSE listing standards generally require the majority of the members of the Board and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent under NYSE standards. The Board has determined that each of the following six non-employee directors are independent in accordance with the NYSE listing standards:

•	E. Renae Conley

•	Tanuja Dehne

•	Michael Hoffman

•	Michael Koen

•	Ernest Mrozek

•	B. Clyde Preslar

Mr. Burke is an employee of the Company and, as such, is not considered an independent director.

We define an independent director in accordance with Section 303A.02 of the Listed Company Manual of the NYSE and the Board makes an affirmative determination at least annually as to the independence of each director. The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board is also responsible for determining affirmatively, as to each independent director, that such director has no material relationships with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In making these determinations, the Board broadly considers all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.
The Board reviewed all commercial and non-profit affiliations of each independent non-employee director and the dollar amount of all transactions between the Company and each entity with which an independent non-employee director is affiliated to determine independence. The Board concluded there are no transactions between the Company and any entity with which an independent non-employee director is affiliated that (a) are prohibited by Section 303A.02 of the Listed Company Manual of the NYSE, (b) are material individually or in the aggregate, or (c) in which any of the Company's independent non-employee directors have or had a material direct or indirect interest. Accordingly, the Board has determined that each independent non-employee director candidate meets the independence requirements of the NYSE and that there are no relationships that would affect independence.

Meetings and Board Committees
Last year the Board held seven meetings and each committee of the Board met independently as set forth below. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. The Board generally meets in executive session without management present for a portion of each regular meeting of the Board. Although we do not have a formal policy regarding director attendance at annual meetings, all directors are expected to attend unless there are unavoidable schedule conflicts or unforeseen circumstances.
The Board appoints committees to help carry out its duties. Committee members take on greater responsibility for key issues and the committee reviews the results of its meetings with the full Board. The Board has three separate standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Additionally, the Board has the power to appoint additional committees, as it deems necessary.

Committee	Number of Meetings
Audit	5
Compensation	6
Nominating and Corporate Governance	5
The Audit Committee
Mr. Preslar is the Chairperson of our Audit Committee. The other members of our Audit Committee are Messrs. Koen and Mrozek. Messrs. Koen, Mrozek and Preslar satisfy the additional NYSE independence standards for audit committees set forth in Section 10A of the Exchange Act.
Our Board has determined that Mr. Preslar and Mr. Mrozek each is an audit committee financial expert as defined by the SEC based on a thorough review of their education and financial and public company experience. See "Board Members" section above for further details on each of their qualifications.
The Audit Committee's duties are set forth in a written charter that was approved by the Board. A copy of the charter is available on our website. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting, internal audit function and independent auditors. As part of its function, the Audit Committee reports the results of all of its reviews to the full Board. In fulfilling its duties, the Audit Committee, has the following responsibilities:
Documents/Reports Review

•
Review and discuss with management and the independent auditor, prior to public dissemination, our annual and quarterly financial statements, including Management's Discussion and Analysis of Financial Condition and Results of Operations; and

•	Review and discuss earnings press releases with management and the independent auditor.
Independent Auditor

•	Engage an independent auditor, determine the auditor's compensation and replace the auditor if necessary;

•	Pre-approve all services, including non-audit services provided by the independent auditor;

•	Review at least annually the qualifications, performance and independence of the auditor and present its conclusions to the full Board; and

•	Review and evaluate the lead audit partner.
Financial Reporting Process

•
Review the integrity of the Company's financial reporting process, including critical accounting policies and practices, and major issues regarding accounting principles and financial statement presentation, and the adequacy of the Company's internal controls;

•	Review regulatory and accounting initiatives; and

•	Review with the independent auditor any audit problems and management's responses to such matters.
Internal Audit

•	Oversee the Company's internal audit function;

•	Review reports to management prepared by the internal auditors;

•	Review with the independent auditors the responsibilities, budget and staffing of the Company's internal audit function; and

•	Oversee the adequacy of the design and effectiveness of the Company’s system of internal controls.
Legal Compliance

•	Review and discuss with the General Counsel any significant legal matters;

•	Review and discuss with management and the independent auditor the Company's guidelines and policies with respect to risk management including cyber risks;

•	Set policies for hiring of employees or former employees of the independent auditor;

•	Establish procedures for the receipt of complaints regarding fraud, accounting, internal controls, or auditing matters, and concerns regarding questionable accounting or auditing matters;

•	Review and approve or ratify transactions between the Company and any "Related Person" that are required to be publicly disclosed;

•	Review and approve decisions to enter into derivative transactions; and

•	Oversee the development and administration of appropriate ethics and compliance programs.
Audit Committee Report

Management is responsible for our internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee's responsibility is to monitor and oversee these processes on the Board's behalf.
The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2018 with management and the independent registered public accounting firm, and has taken the following steps in making its recommendation that the Company's financial statements be included in its annual report:

•
First, the Audit Committee discussed with Ernst & Young LLP ("Ernst & Young"), the Company's independent registered public accounting firm for fiscal year 2018, those matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301 Communications with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•
Second, the Audit Committee has received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the Company's independent registered public accounting firm's independence, and discussed with them their independence from the company and management.

•
Third, the Audit Committee met periodically with members of management, the internal auditors and Ernst & Young to review and discuss internal controls over financial reporting. Further, the Audit Committee reviewed and discussed management's report on internal control over financial reporting as of December 31, 2018.

•
Finally, the Audit Committee reviewed and discussed, with the Company's management and Ernst & Young, the Company's audited consolidated balance sheet as of December 31, 2018, and consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the fiscal year ended December 31, 2018, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the independent registered public accounting firm the overall scope and plan of their audits. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal control over financial reporting.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Board (and the Board approved) that the Company's financial statements be included in its annual report for its fiscal year ended December 31, 2018. The Committee has also approved the selection of Ernst & Young as the Company's independent registered public accounting firm for fiscal year 2019.

The Audit Committee of the Board of Directors
B. Clyde Preslar, Chairperson
Michael Koen
Ernest Mrozek

Compensation Committee
Ms. Dehne is the Chairperson of our Compensation Committee. The other members of the Compensation Committee are Ms. Conley and Mr. Hoffman. Ms. Dehne, Ms. Conley and Mr. Hoffman are independent in accordance with the rules and regulations of the NYSE and qualify as "non-employee directors" pursuant to Rule 16b-3 under the Exchange Act.
Our Compensation Committee is responsible for overseeing all of our named executive officer compensation, as well as developing the Company's compensation philosophy. The Compensation Committee's written charter, which was approved by the Board, is available on our website. In fulfilling its duties, the Compensation Committee has the following responsibilities:

•	Review and establish policies governing the compensation and benefits of our named executive officers;

•	Review and approve corporate goals and objectives relevant to CEO and other executive officers' compensation;

•	Evaluate the performance of the CEO and determine and approve the annual salary, bonus, equity-based incentive and other benefits of the CEO;

•	Review and approve the annual salary, bonus, equity-based incentive and other benefits of other executive officers;

•	Discuss the results of the stockholder advisory vote on "say on pay," if any, with regard to the named executive officers;

•	Oversee the administration of all of our equity-based incentive plans;

•	Recommend to the full Board new company compensation and benefit plans or changes to our existing plans for our other executive officers;

•
Consider, on at least an annual basis, whether risks arising from the Company's compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•	Review the independence of the Compensation Committee's compensation consultant;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board; and

•	Such other responsibilities as outlined in the Compensation Committee's written charter.
In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company's plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2018, Ms. Dehne, Ms. Conley and Mr. Hoffman served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company during fiscal year 2018; no member of the Compensation Committee is a former officer of the Company; and during fiscal year 2018, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.
The Nominating and Corporate Governance Committee
Mr. Hoffman is the Chairperson of our Nominating and Corporate Governance Committee. The other members of the Committee include Ms. Conley and Mr. Koen. Mr. Hoffman, Ms. Conley and Mr. Koen are independent in accordance with the rules and regulations of the NYSE.
The Nominating and Corporate Governance Committee has a written charter that has been approved by the Board and is available on our website. It is the duty of the Nominating and Corporate Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Corporate Governance Committee has the following responsibilities:

•	Establish criteria for the selection of new directors;

•	Identify candidates to serve on the Board;

•	Consider questions of independence of members of the Board;

•	Oversee the evaluation of the Board and its Committees;

•	Evaluate and recommend to the Board the compensation paid to our non-employee directors;

•	Recommend members of the Board to serve on Committees;

•	Periodically review the charter and composition of each Committee of the Board; and

•	Develop and recommend to the Board corporate governance principles.
Potential director candidates are identified through various methods; the Nominating and Corporate Governance Committee welcomes suggestions from directors, members of management, and stockholders. From time to time, the Nominating and

Corporate Governance Committee uses outside consultants to assist it with identifying potential director candidates. In fiscal year 2017, the Nominating and Corporate Governance Committee retained an outside consultant to assist in identifying Ms. Conley, Ms. Dehne, Mr. Hoffman and Mr. Mrozek as new Board members. The Committee did not conduct a formal search for new directors in fiscal year 2018.
For all potential candidates, the Nominating and Corporate Governance Committee considers all factors it deems relevant, such as a candidate's personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the stockholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating director nominees. Before being nominated by the Nominating and Corporate Governance Committee, director candidates are interviewed by the Chief Executive Officer and Chairperson of the Nominating and Corporate Governance Committee. Additional interviews may include other members of the Nominating and Corporate Governance Committee, other members of the Board, representatives from senior levels of management and an outside consultant.
The Nominating and Corporate Governance Committee will consider all potential nominees on their merits without regard to the source of recommendation. The Nominating and Corporate Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee for consideration by the Nominating and Corporate Governance Committee, you should submit your candidate's name, together with biographical information and his or her written consent to nomination to Mr. Michael Hoffman, Chairperson of the Nominating and Corporate Governance Committee, Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081.
Board of Directors Governing Documents
Stockholders may obtain copies of our Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and our Code of Conduct free of charge by contacting the Corporate Secretary, c/o Advanced Disposal Services, Inc., 90 Fort Wade Road, Ponte Vedra, FL 32081 or by accessing the "Corporate Governance" section of the "Investor Relations" page on our website at www.advanceddisposal.com.
Non-Employee Director Compensation
2018 Compensation
Our non-employee director nominated by CPPIB, Mr. Koen, did not receive compensation for his service as a director in fiscal year 2018.
Mr. Preslar's compensation for fiscal year 2018 consisted of the following:

•	An annual cash retainer of $50,000 for service as a non-employee director;

•	An annual cash retainer of $15,000 for service as the Chairperson of the Audit Committee; and

•
An annual restricted stock award under the 2016 Plan (as defined below) with a grant date fair market value of $100,000, which will be eligible to vest in full on the third anniversary of the date of grant.

Ms. Conley's, Ms. Dehne's and Mr. Hoffman's compensation for fiscal year 2018 consisted of the cash retainers listed below and the restricted stock award listed below. Mr. Mrozek, who became a director on February 21, 2018, received compensation for fiscal year 2018 that consisted of a prorated portion of the cash retainer listed below and the entire restricted stock award listed below:

•	An annual cash retainer of $50,000 for service as a non-employee director;

•	An annual cash retainer of $10,000 for service as the Chairperson of the Compensation Committee or Nominating and Corporate Governance Committee, if applicable; and

•
An annual restricted stock award under the 2016 Plan (as defined below) with a grant date fair market value of $100,000, which will be eligible to vest in full on the third anniversary of the date of grant.

Director Compensation Table

The table below shows the aggregate cash fees earned, and stock awards issued, to the non-employee directors in fiscal year 2018 in accordance with the descriptions set forth above:

Name	Fees Earned in Cash ($)	Stock Awards ($) (1)	Total ($)
E. Renae Conley	50,000	100,000	150,000
Tanuja Dehne	60,000	100,000	160,000
Michael Hoffman	60,000	100,000	160,000
Michael Koen	—	—	—
Ernest Mrozek	30,208	100,000	130,208
B. Clyde Preslar	65,000	100,000	165,000
(1) Represents the grant date fair value of stock awards granted in 2018, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Ms. Conley, Ms. Dehne, Mr. Hoffman, Mr. Preslar and Mr. Mrozek each received 4,513 restricted stock awards with a grant date fair value per share of $22.16.
Treatment of Restricted Share Awards in the Merger
Our directors are holders of Advanced Disposal restricted share awards. As described in the section entitled "Effect of the Merger Agreement on NEO Compensation," the Merger Agreement provides that, at the effective time of the Merger, each restricted share award that is outstanding immediately prior to the effective time of the Merger will become fully vested and will be canceled and thereafter entitle the holder to receive, promptly after the effective time of the Merger, a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) the number of shares subject to such restricted share award and (ii) $33.15.
The following table shows, with respect to each individual who served as a director or an executive officer of Advanced Disposal at any point in time on or following January 1, 2018 and who, as of the close of business on September 27, 2019, held restricted share awards: (i) the number of restricted share awards that are scheduled to be unvested as of December 31, 2019 and (ii) the total expected value of such restricted share awards as of the effective time, based on a stock price of $33.15 per share. Restricted share awards previously granted to our NEOs are fully vested. For more information regarding the Merger, please see the below section entitled "Effect of the Merger Agreement on NEO Compensation."

Name	Shares Underlying Unvested Restricted Share Awards (#) (1)	Total Expected Value of Restricted Share Awards ($) (1)
Non-Employee Directors (1)
E. Renae Conley	12,366	409,933
Tanuja Dehne	12,366	409,933
Michael Hoffman	12,696	420,872
Ernest Mrozek	8,260	273,819
B. Clyde Preslar	12,805	424,486
(1) The restricted share awards shown in this table are unvested. The number of unvested restricted share awards and the expected value of the restricted share awards shown in the table above is based on an illustrative closing date for the transactions of December 31, 2019. The value reported does not include the value of restricted share awards that are scheduled to vest on October 12, 2019.

Share Ownership Guidelines
Our independent directors not nominated by CPPIB are required to retain the shares covered by their annual equity awards until they own shares of our common stock with a value of $250,000. If such a director's share ownership subsequently drops below $250,000 of our common stock, the director must retain shares covered by future director equity awards until his or her level of ownership again reaches $250,000 of our common stock. See "Director and Officer Stock Ownership" section above for unvested restricted stock awards held by each director with the exception of Ms. Dehne and Mr. Mrozek. Ms. Dehne and Mr. Mrozek independently purchased 1,000 and 4,500 shares, respectively, and the remaining shares consist of unvested restricted stock awards.

EXECUTIVE OFFICERS

The following is a listing of our current executive officers, their ages and business experience:
Richard Burke - Located above in "Election of Directors".
Steven Carn - Mr. Carn is 55 years old and has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2016 and as Senior Vice President, Chief Financial Officer and Treasurer since 2012. Mr. Carn joined ADS Inc., a historical business of Advanced Disposal, in April 2001 and served as Chief Accounting Officer until August 2006, when he became the Chief Financial Officer of ADS Inc. Prior to joining ADS Inc., Mr. Carn served for three years as Chief Financial Officer for Town Star Food Stores, LLC, a chain of convenience stores, from 1998 to 2001. Prior to his service with Town Star, Mr. Carn served as Senior Consultant with CFO Services, Inc., a company engaged primarily in providing temporary chief financial officer services to emerging companies in the Jacksonville, Florida area. He began his career as an auditor with Ernst & Young in 1987. Mr. Carn graduated from The Ohio State University with a Bachelor's degree in Business Administration in 1987. Mr. Carn is a certified public accountant in Ohio.
John Spegal - Mr. Spegal is 66 years old and has served as our Executive Vice President and Chief Operating Officer since November 2016 and as Senior Vice President and Chief Operating Officer since 2014. Mr. Spegal joined Advanced Disposal in 2013 as the Vice President of Business Development. Prior to joining Advanced Disposal, Mr. Spegal spent more than six years with AIR-serv Group LLC, a tire inflation and vacuum specialist company, as Regional Vice President and was responsible for their East Coast operations. Prior to that, he was at Allied Waste Industries/Browning Ferris Industries, a waste management company, for more than 25 years serving in various management roles throughout the Mid-Atlantic, Southeast and Southern regions, including Puerto Rico. Mr. Spegal holds a Bachelor's degree from the University of South Carolina.
Michael Slattery - Mr. Slattery is 66 years old and has served as our Executive Vice President, General Counsel and Secretary since November 2016 and as Senior Vice President, General Counsel and Secretary since July 2014. Prior to joining Advanced Disposal, Mr. Slattery most recently served as Senior Vice President and General Counsel for Veolia ES Solid Waste, Inc. and Veolia Environmental Services North America Corp. from 2004 to 2012 with responsibility for the management of the law department and all legal affairs in North America. Prior to joining the Veolia group, Mr. Slattery served as Vice President & Deputy General Counsel for Fruit of the Loom, Inc., a clothing manufacturer, with responsibility for the management of legal affairs throughout North America, Canada, Europe, North Africa and Latin America. Prior to joining Fruit of the Loom, Mr. Slattery served as Vice President and General Counsel for Wheelabrator Technologies, Inc., a waste to energy firm, and as General Counsel for several major North and Latin American operating divisions during his 16 years with Waste Management, Inc. Mr. Slattery is a graduate of the John Marshall Law School in Chicago, where he was an assistant editor of the John Marshall Law Review and earned his Bachelor's degree in Economics from St. Joseph's College in Rensselaer, Indiana.
Melissa Westerman - Ms. Westerman is 45 years old and has served as our Chief Accounting Officer since June 2018. Prior to joining ADS, she served as Vice President and Controller at Florida East Coast Railway. Prior to her role at Florida East Coast Railway, Ms. Westerman worked at CSX Transportation, Inc. for 12 years in various roles including Assistance Vice President Assistant Controller and Assistant Vice President Capital Planning and Enterprise Risk Management. Before then, Ms. Westerman was with accounting firm Arthur Anderson. She graduated from the University of Florida with both her Master's and Bachelor's degrees in Accounting and is a Certified Public Accountant.
Matthew Gunnelson - Mr. Gunnelson is 56 years old and served as our Chief Accounting Officer and Assistant Treasurer from 2012 until March 2018, when he took a leave of absence. Prior to becoming our Chief Accounting Officer and Assistant Treasurer in 2012, Mr. Gunnelson served as Corporate Controller and Assistant Secretary of Veolia ES Solid Waste, Inc. from 2005 to 2012. Prior to joining Veolia ES Solid Waste, Inc., Mr. Gunnelson served as Division Controller for Tecumseh Products-Engine and Transmission Group, a manufacturer of refrigeration and cooling products, from 1999 through 2005. Prior to his service with Tecumseh Products-Engine and Transmission Group, Mr. Gunnelson held various finance positions with Giddings & Lewis, Inc., a machine tool manufacturer. He began his career as an auditor with Ernst & Young in 1986. Mr. Gunnelson is a certified public accountant and holds a Bachelor's of Business Administration degree in accounting and finance from the University of Wisconsin-Madison.

Related Party Transactions
The Board has adopted a written Related Party Transaction Policy for the review and approval or ratification of related party transactions. Our policy generally defines related party transactions as current or proposed transactions between the Company and any director, executive officer or beneficial owner of 10% or more of the voting securities of the Company.
Potential related party transactions must be brought to the attention of the Chief Executive Officer or Chief Financial Officer and must be approved in writing prior to entering into the transaction. Related party transactions with officers and management directors other than the Chief Executive Officer must be approved by the Chief Executive Officer. Written approval must be obtained from the Board for any related party transaction greater than $50,000 involving the Chief Executive Officer, a member of the Board who is not also an executive officer of the Company or a minority stockholder who is not a member of management. In addition, the Audit Committee Charter requires that the Audit Committee review and approve or ratify all transactions between the Company and any related person involving an amount in excess of $120,000 that would require public disclosure. We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in which we were a participant and in which those persons (or their associates or immediate family members) (collectively, related parties) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed, the Audit Committee then makes recommendations to the Board with respect to the appropriateness of such transactions. Information included in directors' responses to the questionnaires is reviewed annually by the Board for the purpose of assessing independence under the Guidelines, applicable rules and regulations of the SEC and the NYSE Standards, and we review all responses to ensure that any such transactions adhere to the standards set forth above as well as our various codes of conduct. The Company did not enter into any related party transactions during fiscal year 2018 that require disclosure.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The Compensation Discussion and Analysis describes how we compensated our executives in the fiscal year ended December 31, 2018. The focus of the discussion is on the following individuals, who are our named executive officers ("NEOs"):

Name	Title
Richard Burke	Chief Executive Officer
Steven Carn	Executive Vice President, Chief Financial Officer
John Spegal	Executive Vice President, Chief Operating Officer
Michael Slattery	Executive Vice President, General Counsel
Melissa Westerman (1)	Vice President, Chief Accounting Officer and Assistant Treasurer
Matthew Gunnelson (2)	Former Chief Accounting Officer and Assistant Treasurer

(1)	On June 25, 2018, Ms. Westerman joined the Company as Chief Accounting Officer of the Company.

(2)	Mr. Gunnelson ceased being an executive officer on March 23, 2018 when he went on temporary leave. He returned on July 2, 2018 as Vice President of Operational Accounting.
Executive Summary
Fiscal year 2018 yielded solid results highlighted by disciplined price led revenue growth and improved free cash flow, resulting in continued de-leveraging. Overall, revenue grew 3.4% led by strong average yield benefiting from solid open market pricing and higher CPI. We increased revenue in fiscal year 2018 to $1.558 billion vs. $1.508 billion in fiscal year 2017 and net income remained positive at $9.4 million compared to $38.3 million in fiscal year 2017. We grew adjusted EBITDA in fiscal year 2018 to $427.1 million from $418.1 million in fiscal year 2017. Adjusted EBITDA less capital expenditures decreased slightly to $238.5 million from 243.3 million in fiscal year 2017 (Note that for compensation purposes, Adjusted EBITDA and Adjusted EBITDA less capital expenditures were decreased by $5.0 million, to $422.1 million and $233.5 million, respectively, to reflect bonus adjustments throughout fiscal year 2018). We achieved 97.5% of our adjusted EBITDA goal of $433.0 million and 95.6% of our adjusted EBITDA less capital expenditures goal of $244.5 million. We achieved an adjusted EBITDA margin of 27.4% through our continued approach to remaining a vertically integrated organization and continued focus on operating efficiencies.
Adjusted EBITDA is a non-U.S. GAAP financial measure. For a reconciliation of adjusted EBITDA to our reported results, see "Reconciliation of Certain Non-GAAP Measures" section below.
Chief Executive Officer Compensation
Following the Compensation Committee’s review of the CEO’s executive compensation relative to the peer group in February 2018, the Committee decided to increase the target total compensation of the CEO. The increase in compensation was primarily delivered through an increase in the base salary, as the CEO’s base salary was well below the 25th percentile of the peer group. After the increase, the CEO’s base salary was slightly above the 25th percentile of the peer group.
Base Salary: Increased base salary to $775,000 for 2018 from $618,000 in 2017;
Annual Cash Incentive: Maintained annual incentive target at 120% of base salary for 2018;
Long-Term Incentive: Maintained long-term incentive at $2,000,000 for 2018; comprised of 50% performance stock units (“PSUs”), 25% restricted stock units (“RSUs”) and 25% stock options;
Target Total Direct Compensation: Increased to $3,705,000 in 2018 from $3,360,000 in 2017.

The graphic above summarizes the target total direct compensation for Mr. Burke in 2017 and 2018. The table does not include actual MIP payouts or all other compensation, which is shown in the Summary Compensation Table. The MIP and LTI amounts in the graph above reflect the target values.
As explained below under “Fiscal year 2018 MIP”, based on the financial performance results discussed above and his individual performance, Mr. Burke received an annual cash bonus of $709,125 or 76.25% of his target bonus of $930,000. As discussed in more detail under “Long-term Equity Incentive Awards”, the fiscal year 2018 tranche of outstanding PSU awards was earned at 82.7% of target.
Key Changes to Compensation Program in 2018: In 2018, the Committee conducted a review of its compensation program relative to the best practices of peers and stockholder advisers and decided to make the following changes to enhance the compensation governance practices and competitiveness of the compensation program:

•	Clawback Policy: Adopted a clawback policy for our CEO and officers of the Company;

•	Peer Group: Modified the peer group to be more reflective of our size as further described under the "Compensation Determination Process" section below;

•
Pledging Policy: Adopted a policy that prohibits directors and officers from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our common securities as collateral for any loan, with the exception of shares that were held by the executive or director prior to our initial public offering which may not be pledged without first obtaining pre-clearance;

•
Employment Agreements: Entered into amended and restated employment agreements with certain NEOs for purposes of creating conformity across NEO employment agreements that replace and supersede the previous agreements, and entered into an employment agreement with Melissa Westerman, our Chief Accounting Officer. Mr. Burke’s change in control severance multiple was increased from two times to three times base salary plus bonus and he is no longer entitled to the Section 280G excise tax gross-up payment provision which expired from his prior agreement. Details on NEO severance arrangements can be found below under “Summary of NEO Employment Agreements.”

Our Pay Practices
The table below highlights some of our key compensation practices that demonstrate our commitment to strong corporate governance of executive compensation. The left column outlines the practices we believe are conducive to incentivize performance and reward good governance. The right column describes those practices that we have chosen not to implement because we do not believe they promote these practices and further our stockholders’ long-term interests.

What We Do		What We Don't Do
☑	Pay for performance. A significant portion of our executives' compensation is tied to our financial performance through our management incentive plan and PSUs.	☒	No excessive perks. We provide limited perquisites which are typically less than 2% of each NEOs total compensation.
☑	Periodic vesting. Our equity awards vest over periods of at least three years.	☒	Prohibition against hedging. Our policy prohibits employees and directors from hedging our securities.
☑	Maximum payout caps for incentive plans. Annual cash incentive and PSU payouts are capped.	☒	No repricing or exchange of underwater stock options. We do not reprice or buy out options, without stockholder approval.
☑	Long Term Incentives. A significant portion of our executives' compensation is tied to long-term incentive awards.	☒	Do not pay dividend equivalents on unvested units. Dividend equivalents are accrued but not paid until RSUs and PSUs become vested.
☑	Stock ownership requirements. Ensure our CEO and Executive Vice Presidents meet robust stock ownership guidelines.	☒	No tax gross-ups. Do not provide NEOs with tax gross-ups for perquisites or in the event of a change in control.
☑
Clawback Policy.  Provides for recoupment of certain compensation from directors and officers for gross negligence or any willful act or omission resulting in a material inaccuracy in our financial statements that requires restatement for any period within the three most recent fiscal years.
☒
Restrictions on Pledging.  Our policy prohibits executive officers from pledging our securities acquired from us in connection with, or after, our initial public offering. It also prohibits our directors and officers from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our common securities as collateral for any loan without first obtaining pre-clearance.

☑	Independent Consultant. The Compensation Committee retains an independent consultant who does not provide services to the Company other than advising the Compensation Committee.
2018 Say on Pay Vote
At our last stockholder meeting, 99% of votes cast supported our executive compensation program. The Compensation Committee considered the results and current market practices and determined that no significant changes should be made at this time.

2018 Compensation Mix
The Compensation Committee designs the executive compensation program to award pay in accordance with corporate and individual performance. A large percentage of total compensation is at risk through long-term equity awards. The mix of target total direct compensation for 2018 for our CEO and the average of our named executive officers that served the full year are shown below:

Elements of the Company's Executive Compensation Program

As described in more detail below, the material elements of our executive compensation program for our NEOs include base salary, cash bonus opportunities, a long-term equity incentive opportunity, a deferred compensation opportunity and other retirement benefits and welfare benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below. These individual compensation elements are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities.

Element	Description	Rationale
Base salary	Fixed, periodic cash payment	Attract, motivate and retain high caliber talent
Cash bonus opportunity
Annual cash bonus based on adjusted EBITDA (50%), adjusted EBITDA less capital expenditures (35%) and individual goals (15%)

Opportunity to earn between zero and 200% of target. Actual awards may be higher or lower than target based on financial and individual performance

Compensation "at risk" and tied to achievement of business goals and individual performance

Intended to reward executives for driving superior financial results over a one-year timeframe

Provides strong line of sight by recognizing individual performance

Long-term equity incentive opportunity
PSUs	3-year performance plan tied to adjusted EBITDA (50%), adjusted EBITDA less capital expenditures (30%) and revenue (20%) PSUs provide the opportunity to earn from zero to 175% of target	Compensation "at risk" and tied to achievement of long-term business goals Alignment with stockholders Intended to reward executives for driving superior financial results over a multi-year timeframe
Restricted stock awards/RSUs	Grants of shares that vest in full 3 years from the date of grant	Executive retention and alignment with stockholders
Stock options	Right to purchase stock at grant date price for period of ten years that vest in full 3 years from the date of grant	Motivate stock price performance and alignment with stockholders
Deferred compensation opportunity and other retirement benefits	401(k) matching contributions	Attract, motivate and retain high caliber talent
Severance and other benefits potentially payable upon termination of employment without cause, resignation for Good Reason or upon termination following a change in control	Multiple of base salary and annual bonus; subsidized COBRA and accelerated stock awards	Attract, motivate and retain high caliber talent Assures the continuing performance of executives in the face of a possible termination of employment
Perquisites	Automobile allowance/Company plane usage/life insurance benefits	Attract, motivate and retain high caliber talent
Compensation Determination Process
The Compensation Committee uses peer group data as an input in evaluating pay levels and for assessing the competitiveness of the compensation program used for our NEOs. The Committee uses the peer group median as a reference point for total compensation versus comparable positions at peer companies. In addition to peer group data, the Committee also considers other factors, including performance, responsibility, experience, internal pay equity, and tenure, when determining total direct compensation levels.

For fiscal 2018, the Compensation Committee established base salaries, target annual cash bonus opportunities and long-term incentive opportunities for each of the NEOs. Mr. Burke provided recommendations on target compensation levels for each of the NEOs other than himself and the Compensation Committee reviewed and approved his compensation recommendations. The Compensation Committee established the target compensation levels for Mr. Burke. For fiscal 2018, with the exception of our CFO, the NEOs were positioned at or below median in terms of total compensation versus the peer group.
In establishing compensation levels for the NEOs, the Compensation Committee and Mr. Burke considered the roles and responsibilities of each executive, the executive's performance, job scope, tenure and the relative contribution of the executive to the Company. For Mr. Gunnelson, his compensation was adjusted upon his return from temporary leave and in his new role as Vice President of Operational Accounting. Mr. Gunnelson ceased to be an executive officer on March 23, 2018 however we are required to disclose his compensation information for fiscal year 2018 since he was an NEO at some point during fiscal year 2018. To support compensation decision-making, the Compensation Committee also reviewed competitive market pay levels for a peer group provided to the Company by Compensation Advisory Partners LLC ("CAP"), an independent compensation consultant, engaged by the Compensation Committee to provide information and advice pertaining to executive compensation. The peer group reviewed by the Committee for 2018 compensation decisions consisted of the following companies:

Clean Harbors, Inc.	Martin Marietta Materials, Inc.	Team, Inc.
Covanta Holding Corporation	Rollins, Inc.	Unifirst Corporation
Forward Air Corp.	ServiceMaster Global Holdings, Inc.	Waste Connections, Inc.
Herc Holdings, Inc.	Stericycle, Inc.
The Committee conducted a review of the peer group in 2018 and found that ADS’ revenue was approximately 20% below the median of the peers and its market cap was 34% below median. As a result of this review, the Committee asked CAP to assist in modifying the peer group to more closely align with ADS in size and other characteristics.
Effective in December 2018, we removed Martin Marietta Materials, Inc., UniFirst Corp. and Waste Connections, Inc., and added Eagle Materials Inc., EnPro Industries, Inc., GATX Corp., Watts Water Technologies and Welbilt, Inc.
In identifying peers, CAP assessed potential companies for inclusion based on size (based on revenue and market capitalization), capital intensity (based on total assets) and operating profitability (based on EBITDA margin). In addition, we assessed companies based on industry comparability, with a focus on companies that were service providers and/or capital intensive. Prior to the changes, the median revenue and market capitalization at the time of the peer group was reviewed were $1.9 billion and $3.6 billion, respectively, compared to our revenue of $1.5 billion and market capitalization of $2.4 billion. With the changes to the peer group, the median revenue and market capitalization were $1.6 billion and $2.5 billion, which was more comparable to our size at that time. See illustrations below for further details.

All three peers (Martin Marietta Materials, Inc., UniFirst Corp. and Waste Connections, Inc.) that were removed from the peer group were larger than us in terms of revenues. The five additions (Eagle Materials Inc., EnPro Industries, Inc., GATX Corp., Watts Water Technologies and Wellbilt, Inc.) are comparable to us in size, capital intensity and operating characteristics and operate in relevant industries that we compete against for investor dollars.

Compensation Consultant

The Compensation Committee retained CAP to provide advice relating to market and general compensation trends. The Compensation Committee also uses CAP for data gathering and analyses. The Compensation Committee has retained CAP as its independent consultant since 2017. The Company makes regular payments to CAP for its services around executive compensation, including meeting preparation and attendance, advice, and best practice information, as well as competitive data. Information about such payments is submitted to the chair of the Compensation Committee.

In addition to services related to executive compensation, CAP also informs and advises the Compensation Committee with respect to compensation of the independent directors. CAP has no other business relationships with the Company and receives no other payments from the Company. The Compensation Committee adopted a charter provision requiring that it consider the independence of any compensation consultants it uses for executive compensation matters. The Compensation Committee has considered the independence of CAP in light of SEC rules and New York Stock Exchange listing standards. In connection with this process, the Compensation Committee has reviewed, among other items, an independence scorecard from CAP addressing the independence of CAP and the members of the consulting team serving the Compensation Committee, including the following factors: (i) other services provided to us by CAP; (ii) fees paid by us as a percentage of CAP's total revenue; (iii) policies or procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationships between CAP and a member of the Compensation Committee; (v) any Company stock owned by CAP team members or their immediate family and (vi) any business or personal relationships between our executive officers and team members of CAP. The Compensation Committee reviewed these considerations and concluded that the work performed by CAP did not raise any conflict of interest.
Base Salaries
Base salaries are an important element of compensation because they provide our NEOs with a predictable base level of income. The Compensation Committee reviewed the base salary of each NEO in fiscal year 2018 compared to our peer group and made adjustments to each NEOs base salary following its review of the market data and based on the CEO's performance review and other input for other NEOs. Mr. Gunnelson's change in base salary was reflective of his role as Chief Accounting Officer and modified for his new role as Vice President of Operational Accounting. The Summary Compensation Table below shows the base salary paid to each NEO for fiscal year 2018.
Cash Bonus Opportunities
Annual Cash Bonus Opportunity
We sponsored a management incentive plan (the "MIP") in fiscal year 2018. All of our NEOs were eligible to participate in our MIP in fiscal year 2018. Mr. Gunnelson's target bonus was reduced to reflect his new role with the Company. The primary purpose of the MIP is to focus management on key measures that drive financial performance and provide competitive bonus opportunities tied to the achievement of our financial and strategic growth objectives. Annual awards can vary from year-to-year based on actual performance and individual performance relative to target goals.

MIP Formula
The Compensation Committee used the formula below to determine MIP awards to our NEOs:
Fiscal year 2018 MIP
Each NEO's target annual bonus, expressed as a percentage of base salary (between 50% and 120%), is established within each NEO's employment agreement. This percentage may be adjusted from time to time by the Compensation Committee in connection with an NEO's promotion or changes in competitive practices. In fiscal year 2018, the target incentives as a percentage of salary (prorated in the cases of Ms. Westerman and Mr. Gunnelson) were as follows:

Name	Base Salary	Target Bonus % of Base Salary	Target Bonus $
Richard Burke	$775,000	120%	$930,000
Steven Carn	$440,000	100%	$440,000
John Spegal	$440,000	100%	$440,000
Michael Slattery	$365,000	80%	$292,000
Melissa Westerman (1)	$120,750	60%	$72,450
Matthew Gunnelson (2)	$208,741	50%	$95,000

(1)
Effective June 25, 2018, Ms. Westerman was appointed Chief Accounting Officer of the Company. The above reflects Ms. Westerman's prorated base salary and target bonus opportunity. Her full annual salary for fiscal year 2018 was $230,000.

(2)
Effective March 23, 2018, Mr. Gunnelson went on temporary leave. He returned on July 2, 2018 as Vice President of Operational Accounting. The above reflects Mr. Gunnelson's prorated base salary and target bonus opportunity. His full annual salary for fiscal year 2018 while serving as Chief Accounting Officer was $275,000 and his full annual salary for fiscal year 2018 while serving as Vice President of Operational Accounting was $190,000.

The MIP awards are based on a combination of our overall corporate financial performance (85% of the total weighting for NEOs other than Mr. Gunnelson and 75% for Mr. Gunnelson) and individual goals (15% of the total weighting for NEOs other than Mr. Gunnelson and 25% for Mr. Gunnelson). For fiscal year 2018, the Compensation Committee selected adjusted EBITDA (50% of the total weighting) and adjusted EBITDA less capital expenditures (35% of the total weighting for NEOs other than Mr. Gunnelson and 25% for Mr. Gunnelson) as the corporate financial performance measures. Adjusted EBITDA and adjusted EBITDA less capital expenditures were selected as they are key measures used by stockholders to assess the ongoing operating performance of the Company. Adjusted EBITDA provides an assessment of our profitability and our ability to generate cash to satisfy our debt obligations. Adjusted EBITDA less capital expenditures measures our effectiveness in managing the level of capital expenditures required to maintain and grow our business. For a reconciliation of adjusted EBITDA to our reported results, see "Reconciliation of Certain Non-GAAP Measures" section below.

For each of the corporate financial measures, the Committee establishes a performance range around a targeted performance goal reflective of our financial plan. The threshold level of performance is set at 92.5% of the target goal and the maximum performance level is set at 110% of the target goal. If performance falls below the threshold level for a measure, no bonus is payable for that measure. For performance at the threshold level, the associated payout for the measure is at 30% of the target bonus assigned to the measure. For performance at or above the maximum level for either measure, the payout is 200% of the target bonus assigned to the measure.
The individual performance factors for Messrs. Burke, Carn, Spegal, Slattery and Ms. Westerman are based upon their respective contributions towards achievement of the following: (1) overall safety levels; (2) company growth; (3); Sarbanes-Oxley compliance; (4) improving customer service; and (5) various individual projects.
The Compensation Committee performs the evaluation of Mr. Burke's individual goals after reviewing the written evaluations of his performance against the specific goals and objectives that Mr. Burke provided to the Board. Mr. Burke performs the evaluation of the other NEOs' individual goals and makes a recommendation to the Compensation Committee based upon his evaluation of their achievement of the goals and objectives as set forth by him.
The table below provides a summary of the performance goals for fiscal year 2018, our actual degree of attainment and the implications for actual bonus payments relative to target:

Measure	Weighting % of Total	Performance Level			2018 Actual	Calculated Payout as a % of Target

		Threshold	Target	Max
Adjusted EBITDA (1)	50%	$400.5	$433.0	$476.3	$422.1	97.5%
Adjusted EBITDA less Capital Expenditures (1)	35%	$226.0	$244.3	$268.7	$233.5	60.0%
Total Performance Goals	85%	—	—	—	—	82.1%
(1) For compensation purposes, Adjusted EBITDA and Adjusted EBITDA less capital expenditures were decreased by $5.0 million to reflect bonus adjustments throughout fiscal year 2018.
The table below provides a summary of the actual payout as a percent of target by bonus element and the actual bonus for each of our NEOs for fiscal year 2018:

Name	Target Bonus $	Percent of Target			Actual Bonus $
		Performance Goals (85%)	Individual Goals (15%)	Total (100%)
Richard Burke	$930,000	82.1%	43.1%	76.3%	$709,125
Steven Carn	$440,000	82.1%	65.8%	79.7%	$350,500
John Spegal	$440,000	82.1%	43.1%	76.3%	$335,500
Michael Slattery	$292,000	82.1%	77.3%	81.4%	$237,650
Melissa Westerman (1)	$72,450	82.1%	135.1%	90.1%	$65,243
(1) Reflects the prorated bonus opportunity for Ms. Westerman based on the commencement of her employment with the Company. Ms. Westerman's individual goal attainment of 135.1% reflects her substantial contribution to the organization in regards to leadership and various individual projects.
Mr. Gunnelson's target bonus opportunity for fiscal year 2018 was $95,000 based on his new role as Vice President of Operational Accounting. Performance goals and individual goals accounted for 75% and 25% of Mr. Gunnelson's bonus opportunity, respectively for fiscal year 2018. Mr. Gunnelson earned a bonus of $77,438 for fiscal year 2018.
Long-Term Equity Incentive Awards
2016 Omnibus Equity Plan
Our Board adopted the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan (the "2016 Plan") on January 29, 2016. The 2016 Plan became effective upon consummation of our IPO (the "2016 Plan Effective Date"). The Plan will terminate on the tenth anniversary of the 2016 Plan Effective Date, unless sooner terminated by our Board. The 2016 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, RSUs, performance stock awards, PSUs, cash performance units and other forms of equity-based awards, including awards based on the value of dividends paid by us.
2018 Annual Long-term Equity Incentive Awards
Our fiscal year 2018 equity awards to our NEOs were made under the 2016 Plan in the following three award types:

•	PSUs: 50% of the award value

•	RSUs: 25% of the award value

•	Stock options: 25% of the award value
The amounts of each NEO's equity awards were determined based on several factors, including: (1) market data and recommended ranges provided by CAP; (2) each NEO's position and expected contribution to our future growth; (3) dilution effects on our stockholders and the need to maintain the availability of an appropriate number of shares for option awards to less-senior employees; and (4) ensuring that the NEOs were provided with appropriate and competitive total long-term equity compensation and total compensation amounts. The number of awards granted to the NEOs during fiscal year 2018 and the grant date fair value of these awards as determined under FASB ASC Topic 718 are presented in the Grants of Plan-Based Awards in Fiscal year 2018 table below.
PSUs
PSUs are the most heavily weighted award type in our long-term incentive program due to our commitment to pay for performance. PSUs focus the management team on achieving specific financial performance objectives identified by the Compensation Committee. For the fiscal year 2018 awards, performance will be measured over each of fiscal year 2018, fiscal year 2019 and fiscal year 2020, with up to one-third of the total PSUs eligible to be earned each year and ultimately payable at the end of the three-year period. Performance is measured based 50% on adjusted EBITDA, 30% on adjusted EBITDA less capital expenditures and 20% on revenue (excluding fuel surcharges, commodities and landfill gas sales). As described under annual cash bonus opportunities, adjusted EBITDA is used in our PSU program as it is a key measure of the profitability of our business that is tracked by stockholders and adjusted EBITDA less capital expenditures is used as a measure of our ability to effectively manage capital expenditures. The Compensation Committee also uses revenue for PSUs to focus management on profitable growth in the business.
Performance is assessed annually over each of the three years based on goals established at the beginning of each year. If performance on an individual measure is at the planned level for the year, 100% of the target PSUs for that measure will be earned.
The table below provides a summary of the performance goals for fiscal year 2018, our actual degree of attainment and the implications for actual PSUs earned relative to target:

Measure	Weighting % of Total	Performance Level			2018 Actual	Calculated Payout as a % of Target

		Threshold	Target	Max
Adjusted EBITDA (1)	50%	$389.7	$433.0	$476.3	$422.1	81.25%
Adjusted EBITDA less Capital Expenditures (1)	30%	$219.9	$244.3	$268.7	$233.5	67.7%
Revenue (excluding fuel surcharges, commodity sales and landfill gas sales)	20%	$1,313.4	$1,459.3	$1,605.2	$1,477.1	109.1%
Total Performance Goals	100%	—	—	—	—	82.7%
(1) For compensation purposes, Adjusted EBITDA and Adjusted EBITDA less capital expenditures were decreased by $5.0 million to reflect bonus adjustments throughout fiscal year 2018.
If performance on an individual measure is below the threshold level of 90% of the planned level of performance for that measure, no PSUs will be earned for that measure in that year. If performance for an individual measure is at threshold, 25% of the target PSUs for the measure will be earned. If performance on an individual measure is at or above the maximum level of 110% of the planned level of performance, 175% of the target PSUs will be earned. Straight-line interpolation is used to determine awards between threshold and planned performance and between planned performance and maximum performance.

At the end of the three-year period, the total PSUs earned will equal the sum of the PSUs earned for each of the three individual years.
Restricted Stock Units
We grant RSUs to our NEOs to support retention and align the interests of our executives with those of stockholders by increasing executive stock ownership. The RSUs vest in full on the third anniversary of the grant date. The executive will vest in any dividends on the units at the time the units vest.
Stock Options
We grant stock options to focus our executives on increasing our stock price over the mid-term to long-term. The stock options vest in full on the third anniversary of the grant date. The stock options are granted with an exercise price equal to the fair market value on the date of grant and are exercisable from the date of vesting to the tenth anniversary of the date of grant.

Vesting Upon Change in Control

For our executives, including our NEOs, upon a change in control, as defined in the Advanced Disposal Waste Holdings Corp. Amended and Restated 2012 Stock Incentive Plan (the "2012 Plan"), all outstanding time-based options will, subject to certain limitations, become fully exercisable and vested, and any restrictions and deferral limitations applicable to any stock purchase rights will lapse. For awards under the 2016 Plan, upon a change in control and subsequent terminations of the executives other than for "cause", all outstanding equity awards will become fully vested and all outstanding stock options will become fully exercisable. PSUs will vest at target based on the number of PSUs awarded on the date of grant. See the below section entitled "Effect of the Merger Agreement on NEO Compensation" for more information regarding the impacts of the Merger Agreement.
2018 Retention Award

As described above in the CD&A, a primary goal of our executive compensation program is to attract, motivate and retain high caliber talent. Our compensation philosophy encompasses a broad time frame linking corporate and individual objectives with long-term stockholder value. Led by our CEO and under the guidance of our Board with the advice of our compensation consultant, we extensively review talent recruitment and retention. In particular, we evaluate retention of executives and roles that are instrumental to the continued future success of the Company. Accordingly, on February 27, 2018, in connection with eliminating the position of Chief Administrative Officer and taking on the additional responsibilities of the Information Technology team, Mr. Carn was awarded a retention award of $1,000,000 under the 2016 Plan. This retention award was granted concurrently with our 2018 annual awards and is payable in RSUs. The RSUs will vest on the third anniversary of the grant date.
Deferred Compensation Opportunity
Our NEOs are eligible to participate in the Advanced Disposal Services, Inc. 401(k) Retirement Plan (the "401(k) plan"). We did not provide other deferred compensation opportunities for our NEOs in fiscal year 2018. We currently match 50% of the first 6% of eligible pay that employees contribute to the 401(k) plan.
Perquisites and Other Benefits
At our discretion, we may also provide certain executives with enhancements to our existing benefits that are not available to other employees, such as usage of a Company car (or a car allowance) and usage of the Company plane, which we believe are typical benefits for executives of comparable companies with which we compete for talent and represent a relatively small portion of their overall compensation. Furthermore, we pay for life insurance benefits in an amount equal to the NEOs' base salary plus bonus potential. The NEOs may designate a beneficiary of their choosing under the life insurance.
Severance and Other Benefits Payable Upon Termination of Employment or Change in Control
We believe that severance protections can play a valuable role in attracting and retaining high caliber talent. In the competitive market for executive talent, we believe severance payments and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Consistent with our objective of using severance payments and benefits to attract and retain executives, we generally provide each NEO with amounts and types of severance payments and benefits that we believe will permit us to attract and/or continue to employ the individual NEO.
The severance benefits provided under the NEO employment agreements are generally more favorable than the benefits payable under our general severance policy. For example, the NEO employment agreements provide for a severance benefit payable upon a termination by us without cause or by the NEO for "good reason". Details on NEO severance arrangements can be found below under "Summary of NEO Employment Agreements."
Stock Ownership Guidelines
Effective January 1, 2018, we implemented stock ownership guidelines for our CEO and Executive Vice Presidents. Under this policy, we require our most senior executives to accumulate a meaningful ownership of Advanced Disposal Services stock to encourage a long-term perspective in managing the company. Each executive is required to own shares with a market value equal to a specified multiple of their current base salary that varies by level:
CEO: 4x base salary
Executive Vice Presidents: 2x base salary
Shares that count towards achievement of stock ownership guidelines include: shares owned outright, restricted stock, restricted stock units, shares held in 401(k) plan, shares held in retirement accounts, and shares in deferred compensation plans. Outstanding stock options (vested and unvested) and shares subject to performance conditions do not count toward these guidelines.
Each participant will have five years from the later of the effective date or the date that a new entrant first becomes subject to the policy to acquire the required ownership. Ownership guidelines are expected to be achieved through shares granted by the company.
Policies on Hedging and Pledging Securities
We have policies that prohibit directors and all employees, including NEOs, from engaging in any transaction designed to hedge or offset any decrease in the market value of the Company’s securities. Executive officers are prohibited from pledging any securities acquired from the Company in connection with, or after, the Company’s initial public offering. All employees, including NEOs and directors, are prohibited from purchasing the Company’s securities on margin, borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan, in each case, without first obtaining pre-clearance.
Clawback Policy
Effective October 2018, we implemented a clawback policy for all officers of the Company in an effort to create and maintain a culture that emphasizes integrity and accountability while also reinforcing the Company’s pay-for-performance philosophy.
Under this policy, the Company has the ability to recoup cash incentive compensation and equity awards from officers in the event of gross negligence or any willful act or omission by a covered individual, including fraud or misconduct, resulting in a material inaccuracy in the Company’s financial statements that requires the Company’s financial statements to be restated for any period within the three most recent fiscal years.
Compensation Risk Assessment
Our Compensation Committee, with assistance from CAP, reviewed our incentive compensation program to assess whether the program encourages risks that are reasonably likely to have a material adverse impact on the Company. The Committee's review included an assessment of our sales incentive compensation plans in addition to the compensation program for our NEOs. Several factors that mitigate compensation risk were identified, including awards caps, multiple performance metrics, multi-year vesting/performance periods and stock ownership guidelines. Further, final decisions regarding our executive compensation policies and practices, as well as individual NEO compensation outcomes, are made by the Compensation Committee. Based on these findings, the Compensation Committee has determined that our incentive compensation program does not create risks that are reasonably likely to have a material adverse effect on us.

Employment Agreements
We have entered into employment agreements with our named executive officers. Details on NEO severance arrangements can be found below under “Summary of NEO Employment Agreements.
Section 162(m) of the Code

Section 162(m) of the Internal Revenue Code (the "Code"), as amended ("Section 162(m)") applies to corporations with any class of common equity securities required to be registered under Section 12 of the Exchange Act. It establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to "covered employees"). Pursuant to the Tax Cuts and Jobs Act, the definition of "covered employees" under Section 162(m) was amended to include a company’s chief financial officer. As such, "covered employees" now includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a "covered employee," his or her compensation from the Company at any time will remain subject to Section 162(m). Further, the Tax Cuts and Jobs Act repealed the exclusion for "qualified performance-based compensation" under Section 162(m), except for compensation payable pursuant to a binding arrangement in place before November 2, 2017. Accordingly, except with respect to grandfathered arrangements, if any, the Company’s tax deduction with regard to the compensation of "covered employees" is limited to $1 million per taxable year.

Because we are a recently public company, the deductibility limitation of Section 162(m) generally will not apply to compensation that we pay pursuant to plans or arrangements that existed at the time of our IPO and that is paid by the end of a reliance period which, subject to certain conditions, may continue until our 2020 annual meeting.
Entry into the Merger Agreement
In connection with the anticipated consummation of the Merger, the Company and Waste Management have agreed in the Merger Agreement to certain modifications to compensation payable to our employees, including our NEOs. The effect of the Merger Agreement on the compensation of our NEOs is described below under "Effect of the Merger Agreement on NEO Compensation."
Effect of the Merger Agreement on NEO Compensation
On June 28, 2019, the Company held a special meeting of its stockholders (the "Special Meeting") to vote on, among other things, adoption of the Merger Agreement, as described in the Company’s Definitive Merger Proxy and supplemented by additional materials filed with the SEC on June 21, 2019. Our stockholders adopted the Merger Agreement, which provides for certain modifications to the terms of the NEO compensation program, as described in the Definitive Merger Proxy and below.
Receipt of Merger Consideration
Our NEOs are stockholders in the Company. Upon the consummation of the Merger, each share of Advanced Disposal common stock issued and outstanding immediately prior to the effective time of the Merger and held by our NEOs (as with each share of Advanced Disposal common stock issued and outstanding immediately prior to the effective time of the Merger and held by any stockholder), other than shares of Advanced Disposal common stock (i) owned by Waste Management, Everglades or Advanced Disposal, including shares held in treasury by Advanced Disposal, (ii) held by stockholders who neither voted for the Merger nor consented thereto in writing and who demanded properly in writing appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law ("DGCL"), and (iii) owned by any direct or indirect, wholly-owned subsidiary of Advanced Disposal or Waste Management, will be canceled and converted into the right to receive $33.15 in cash, without interest and less applicable withholding taxes. The number of shares of Advanced Disposal common stock held by each of our NEOs is set forth in "Director and Officer Stock Ownership" above.
Treatment of Advanced Disposal Stock Options
Our NEOs are granted Advanced Disposal stock options as part of their annual compensation. The Merger Agreement provides that, at the effective time of the Merger, each Advanced Disposal stock option that is outstanding immediately prior to the effective time of the Merger and that has an exercise price per share that is less than $33.15, whether or not vested, will become fully vested and will be canceled and thereafter entitle the holder to receive, promptly after the effective time of the Merger, a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) the excess of $33.15 over the per-share exercise price of such Advanced Disposal stock option and (ii) the number of shares issuable upon exercise of such Advanced Disposal stock option. Each Advanced Disposal stock option with an exercise price equal to or greater than $33.15 will be canceled as of the effective time of the Merger without payment of any consideration and will have no further force or effect.
The following table shows, with respect to each individual who served as an executive officer of Advanced Disposal at any point in time on or following January 1, 2018 and who, as of the close of business on September 27, 2019, held Advanced Disposal stock options with a per-share exercise price less than $33.15, (i) the number of shares of Advanced Disposal common stock underlying each Advanced Disposal stock option that is held as of September 27, 2019 and is scheduled to be vested as of December 31, 2019, (ii) the expected value of such Advanced Disposal stock options as of the effective time of the Merger, (iii) the number of shares of Advanced Disposal common stock underlying each Advanced Disposal stock option that is held as of September 27, 2019 and is scheduled to be unvested as of December 31, 2019, (iv) the expected value of such Advanced Disposal stock options as of the effective time of the Merger and (v) the total expected value of outstanding Advanced Disposal stock options as of the effective time of the Merger.

Name	Shares Underlying Vested In-the-Money Advanced Disposal Stock Options (#) (2)	Expected Value of Vested In-the-Money Advanced Disposal Stock Options ($) (1) (2)	Shares Underlying Unvested In-the-Money Advanced Disposal Stock Options (#)	Expected Value of Unvested In-the-Money Advanced Disposal Stock Options ($) (1)	Total Expected Value of In-the-Money Advanced Disposal Stock Options ($) (1)
Richard Burke	645,366	9,617,421	389,500	3,761,794	13,379,214
Steven Carn	161,237	2,661,189	98,665	964,984	3,626,173
John Spegal	217,046	3,155,929	92,993	905,798	4,061,728
Michael Slattery	181,264	2,635,962	67,899	656,118	3,292,081
Melissa Westerman	—	—	6,919	44,677	44,677
Matthew Gunnelson	89,203	1,253,218	29,400	351,004	1,604,223

(1) The value of the Advanced Disposal stock options shown in the table above is based on an illustrative closing date of the Merger of December 31, 2019 (solely for purposes of this specified disclosure) and the excess of the per share consideration to be paid in the Merger of $33.15 over the applicable exercise price.

(2) Amounts include shares underlying Advanced Disposal stock options that are scheduled to vest on October 12, 2019.
Treatment of Performance Share Unit Awards
Our NEOs are granted Advanced Disposal performance share unit awards as part of their annual compensation. The Merger Agreement provides that, at the effective time of the Merger, each performance share unit award that is outstanding immediately prior to the effective time of the Merger will become fully vested and will be canceled and will thereafter entitle the holder to receive, promptly after the effective time of the Merger, a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) the number of shares equal to the greater of (x) the target number of shares with respect to such performance share unit award and (y) the number of shares that would be considered earned under the terms of such performance share unit award based on Advanced Disposal’s most recent fiscal year-end results preceding the year in which the effective time of the Merger occurs multiplied by (ii) $33.15.

The following table shows, with respect to each individual who served as an executive officer of Advanced Disposal at any point in time on or following January 1, 2018 and who, as of the close of business on September 27, 2019, held performance share unit awards, (i) the number of shares of Advanced Disposal common stock underlying performance share unit awards that are scheduled to be unvested as of December 31, 2019 (based on the theoretical achievement of performance metrics at the target value) and (ii) the total expected value of such performance share unit awards as of the effective time of the Merger, based on a stock price of $33.15 per share.

Name	Shares Underlying Unvested Performance Share Unit Awards (#) (1)	Total Expected Value of Performance Share Unit Awards ($) (1)
Executive Officers
Richard Burke	138,351	4,586,336
Steven Carn	50,109	1,661,113
John Spegal	47,368	1,570,249
Michael Slattery	34,585	1,146,493
Melissa Westerman	3,747	124,213
Matthew Gunnelson	4,512	149,573
(1) The value of the Advanced Disposal performance share unit awards shown in the table above is based on an illustrative closing date of the Merger of December 31, 2019 and achievement of performance metrics at the target value on the date of grant.
Treatment of Restricted Share Unit Awards
Our NEOs are granted Advanced Disposal restricted share unit awards as part of their annual compensation. The Merger Agreement provides that, at the effective time of the Merger, each restricted share unit award that is outstanding as of immediately prior to the effective time of the Merger will become fully vested as of the effective time of the Merger and will be canceled and converted into a right to receive, promptly after the effective time of the Merger, a cash payment (without interest and subject to all applicable tax withholding requirements) equal to the product of (i) $33.15 and (ii) the aggregate number of shares subject to such restricted share unit award.
The following table shows, with respect to each individual who served as an executive officer of Advanced Disposal at any point in time on or following January 1, 2018 and who, as of the close of business on September 27, 2019, held restricted share unit awards, (i) the number of shares of Advanced Disposal common stock underlying unvested restricted share unit awards and (ii) the total expected value of such restricted share unit awards as of the effective time of the Merger, based on a stock price of $33.15 per share.

Name	Shares Underlying Unvested Restricted Share Unit Awards (#) (1)	Total Expected Value of Restricted Share Unit Awards ($) (1)
Executive Officers
Richard Burke	69,175	2,293,151
Steven Carn	70,180	2,326,467
John Spegal	23,683	785,091
Michael Slattery	17,292	573,230
Melissa Westerman	1,873	62,090
Matthew Gunnelson	2,256	74,786
(1) The value of the Advanced Disposal restricted share unit awards shown in the table above is based on an illustrative closing date of the Merger of December 31, 2019. The value reported does not include the value of restricted share unit awards that are scheduled to vest on October 12, 2019.
Guaranteed Bonus Program
The Guaranteed Bonus Program implemented in connection with the Merger Agreement that affects the compensation of our NEOs is described below.

In order to retain our employees leading up to and following the closing of the Merger, we implemented the 2019/2020 Guaranteed Bonus Program in connection with the Merger Agreement. Under this program, eligible employees, including the NEOs, are guaranteed a cash bonus amount for each of 2019 and 2020 that is at least equal to their 2019 target annual bonus, meaning that they will receive their ordinary course bonus, if it is in excess of the bonus guarantee amount, but in any event will receive at least the bonus guarantee amount for both 2019 and 2020 if they remain employed through the closing of the Merger.
Under this program, Advanced Disposal may pay bonuses, including guaranteed bonuses, with respect to 2019 on or after December 1, 2019, or earlier if the closing of the Merger occurs in 2019. Advanced Disposal may pay bonuses, including guaranteed bonuses, with respect to 2020 on or after December 1, 2020 (except in certain circumstances Advanced Disposal may pay bonuses with respect to 2020 prior to the closing of the Merger). If the closing of the Merger occurs prior to the payment of 2019 bonuses, Waste Management will cause bonus-eligible employees, including the NEOs, who are employed by Advanced Disposal prior to the closing of the Merger to receive a bonus in an amount no less than the greater of the employee’s 2019 target annual bonus or as accrued by Advanced Disposal on the closing date of the Merger. 2019 bonuses will be paid prior to March 15, 2020. If the closing of the Merger occurs prior to the payment of 2020 bonuses, Waste Management will cause bonus-eligible employees, including the NEOs, who are employed by Advanced Disposal prior to the closing of the Merger to receive a bonus in an amount no less than the employee’s 2019 target annual bonus. 2020 bonuses will be paid on the earliest of (i) the date on which annual bonuses would be paid by Advanced Disposal in the ordinary course of business consistent with past practice, (ii) the one-year anniversary of the closing date of the Merger, and (iii) an involuntary separation from service of the employee, including an NEO, without cause or by the employee with “good reason,” as defined in the employee’s employment agreement. The following table shows for individuals who served as an executive officer of Advanced Disposal at any point in time on or following January 1, 2018, the value of the 2019 and 2020 cash incentive bonuses that would be payable, assuming each executive officer remains employed in good standing on the day immediately prior to the closing date of the Merger. The below table assumes that all bonuses will be paid out at the 2019 target amount.

Name	2019 Guaranteed Annual Bonus ($)	2020 Guaranteed Annual Bonus ($)	Total Guaranteed Annual Bonuses ($)
Richard Burke	1,080,000	1,080,000	2,160,000
Steven Carn	462,000	462,000	924,000
John Spegal	450,000	450,000	900,000
Michael Slattery	308,000	308,000	616,000
Melissa Westerman	144,000	144,000	288,000
Matthew Gunnelson	96,900	96,900	193,800
280G Mitigation Actions
The employment agreements of our NEOs provide a limitation in the event the executive officer would be subject to excise taxes due to Sections 4999 and 280G of the Code (the "280G Excise Tax"). Based on information available to date, certain executives may, absent any mitigating actions, be subject to the 280G Excise Tax.
Under the Merger Agreement, Advanced Disposal will be permitted to implement reasonable measures in consultation with Waste Management to mitigate the adverse tax consequences of the 280G Excise Tax for Advanced Disposal and "disqualified individuals" (as that term is defined in Section 280G of the Code). In addition, Advanced Disposal and Waste Management will in good faith consult with each other (and allow their respective outside accounting experts to consult with each other) and agree as promptly as practicable, and in any event prior to the effective time of the Merger on methodologies, calculations and assumptions to be used for valuing non-compete arrangements for "disqualified individuals" in connection with assessing and mitigating the adverse tax consequences of the 280G Excise Tax. Following the closing of the Merger, Waste Management and the surviving company and its subsidiaries and affiliates will implement those methodologies, calculations and assumptions. Notwithstanding this paragraph, the Compensation Committee of the Board of Directors of Advanced Disposal has not yet approved any specific actions to mitigate the possible impact of the 280G Excise Tax on Advanced Disposal and certain of the executives.
Effects on Compensation as Employees of the Company
As employees of Advanced Disposal, our NEOs, and the compensation of our NEOs, will be affected by the provisions of the Merger Agreement that affect our employees, and the compensation of our employees, generally. These provisions are described below.

For a period commencing on the closing date of the Merger and ending on the twelve-month anniversary of the closing date of the Merger, Waste Management will, or will cause the surviving company and its subsidiaries to provide, to each employee, including the NEOs, of Advanced Disposal and its subsidiaries who is not represented by a labor organization and who continues to be employed by Advanced Disposal or the surviving company or any subsidiary or affiliate thereof: (i) a base salary or wage rate that is no less than that provided to such employee by Advanced Disposal or its subsidiaries immediately prior to the effective time of the Merger; (ii) severance benefits that are no less favorable than those provided to such employee by Advanced Disposal or its subsidiaries immediately prior to the effective time of the Merger; and (iii) all other compensation and benefits that are no less favorable in the aggregate than those provided to such employee by Advanced Disposal or its subsidiaries immediately prior to the effective time of the Merger. In addition, as of the effective time of the Merger, Waste Management will honor in accordance with their terms, all contracts, policies, plans and commitments of Advanced Disposal and it subsidiaries as in effect immediately prior to the effective time of the Merger that are applicable to any of their current or former employees, including NEOs, and directors.
With respect to each benefit plan, program, practice, policy or arrangement maintained by Waste Management or its subsidiaries (including the surviving company) following the effective time of the Merger and in which any employee of Advanced Disposal, including the NEOs, or its subsidiaries who continues to be employed by Advanced Disposal or the surviving company or any subsidiary or affiliate thereof participates (the "Purchaser Plans"), for purposes of determining eligibility to participate, vesting accrual of and entitlement to benefits (but not for benefit accruals under defined benefit pension plans or participation in frozen (whether as to new participants or benefit accruals) post-employment or retiree welfare benefits), service with Advanced Disposal and its subsidiaries will be treated as service with Waste Management and its subsidiaries, except to the extent such credit will result in the duplication of benefits.
With respect to the Purchaser Plans, Waste Management and the surviving company and its subsidiaries and affiliates will waive, or cause the insurance carrier to waive, all eligibility waiting periods and pre-existing condition limitations to the extent waived, met or not included under a corresponding Advanced Disposal plan, credit each employee, including the NEOs, and any covered dependent for any co-payments and deductibles, and use commercially reasonable efforts to credit out-of-pocket expenses paid by each employee or any covered dependent under Advanced Disposal plans during the relevant plan year, up to and including the effective time of the Merger.
At the request of Waste Management, Advanced Disposal will terminate its 401(k) retirement plan prior to the effective time of the Merger. If the Advanced Disposal 401(k) retirement plan is terminated pursuant to Waste Management’s request, continuing employees, including the NEOs, will be eligible to participate in a Purchaser Plan that is a 401(k) retirement plan as soon as practicable following the effective time of the Merger.
Potential Payments in Connection with the Merger
Amounts reported in the section below entitled "Potential Payments Upon Termination or Change in Control" reflect the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 31, 2018, and the value per share of our stock as of December 31, 2018 used in calculating the value of outstanding stock was $23.94. These amounts do not reflect compensation arrangements or payments that may become payable as a result of the closing of the Merger, as determined based on the terms of the Merger Agreement, which are reflected in the below table in this section and are calculated based on the following assumptions:

•
the closing date of the Merger is December 31, 2019, which, solely for purposes of this specified compensation disclosure, is the assumed date of the closing of the Merger and to be used only for illustrative purposes;

•
immediately following the effective time of the Merger, the employment of each of the NEOs is terminated by Advanced Disposal without cause or by the NEO with good reason under his or her employment agreement (we refer to such a termination or resignation as a “covered termination”);

•	all annual bonus payments will pay out based on the NEO’s 2019 target annual bonus; and

•	the value of a share of Advanced Disposal common stock is $33.15, which is the per share consideration to be paid in the Merger.

The amounts in the below table are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement and before the effective time of the Merger. As a result, the actual amounts received by a NEO may differ materially from the amounts shown in the following table, including in the event the effective time of the Merger occurs on a different date. December 31, 2019 is an illustrative date used solely for purposes of this specified compensation disclosure and is not intended to indicate that the closing of the Merger will or will not occur on such date. In addition, the amounts shown below do not attempt to quantify any reduction relating to the 280G Excise Tax that may be required under the employment agreement of an NEO; therefore, actual payments to the NEOs may be less than the amounts indicated below.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/Benefits ($) (3)	Tax Reimbursement ($) (4)	Total ($)
Richard Burke	8,136,000	10,641,281	58,503	—	18,835,784
Steven Carn	2,772,000	4,952,564	39,002	—	7,763,566
John Spegal	2,700,000	3,261,138	69,780	31,354	6,062,272
Michael Slattery	2,002,000	2,375,841	39,002	—	4,416,843
Melissa Westerman	1,056,000	230,980	26,085	—	1,313,065
Matthew Gunnelson	775,000	575,363	11,003	—	1,361,566
(1) The cash severance payments will be paid only in connection with a covered termination, pursuant to the terms of the applicable NEO’s employment agreement. The 2019 and 2020 bonus guarantees will also be paid only upon a termination or if a NEO remains employed through the payment date. The amounts reflected in this column represent, for each of Messrs. Carn, Spegal, Slattery, Ms. Westerman and Mr. Gunnelson, an amount equal to: (1) two times annual base salary, payable in 24 equal monthly installments ($924,000 for Mr. Carn, $900,000 for Mr. Spegal, $770,000 for Mr. Slattery, $480,000 for Ms. Westerman and $387,600 for Mr. Gunnelson); (2) two times annual bonus, payable in 24 equal monthly installments ($924,000 for Mr. Carn, $900,000 for Mr. Spegal, $616,000 for Mr. Slattery, $288,000 for Ms. Westerman and $193,800 for Mr. Gunnelson); and (3) the 2019 and 2020 guaranteed annual bonuses ($924,000 for Mr. Carn, $900,000 for Mr. Spegal, $616,000 for Mr. Slattery, $288,000 for Ms. Westerman and $193,800 for Mr. Gunnelson). The amounts reflected in this column represent, for Mr. Burke, an amount equal to: (1) three times annual base salary, payable in 36 equal monthly installments ($2,700,000); (2) three times his annual bonus, payable in 36 equal monthly installments ($3,240,000); (3) the 2019 and 2020 guaranteed annual bonuses ($2,160,000); and (4) an additional amount of $36,000, payable in 24 equal monthly installments.
(2) The amounts reflected in the table below represent the value of accelerated vesting of Advanced Disposal stock options, performance share unit awards and restricted share unit awards held by each NEO upon the occurrence of the effective time of the Merger pursuant to the Merger Agreement, the aggregate of which is reflected in this column. The assumed per-share value of Advanced Disposal common stock for purposes of determining the values in this table is $33.15, which is the per share consideration to be paid in the Merger. The value reported does not include the value of currently unvested restricted share awards and the number of shares underlying currently unvested stock options, performance share unit awards and restricted share unit awards, in each case, that are scheduled to vest prior to December 31, 2019.

Name	Expected Value of Accelerated Stock Options ($)	Expected Value of Accelerated Performance Share Unit Awards ($) (a)	Expected Value of Accelerated Restricted Share Unit Awards ($)	Total Expected Value of Accelerated Equity ($)
Richard Burke	3,761,794	4,586,336	2,293,151	10,641,281
Steven Carn	964,984	1,661,113	2,326,467	4,952,564
John Spegal	905,798	1,570,249	785,091	3,261,138
Michael Slattery	656,118	1,146,493	573,230	2,375,841
Melissa Westerman	44,677	124,213	62,090	230,980
Matthew Gunnelson	351,004	149,573	74,786	575,363
(a) The value of the Advanced Disposal performance share units shown in the table above is based on an illustrative closing date of the Merger of December 31, 2019 and achievement of performance metrics at target. The number of performance share unit awards held by Advanced Disposal NEOs will be equal to the greater of (i) the target number of shares of Advanced Disposal common stock with respect to each applicable performance share unit award and (ii) the number of shares of Advanced Disposal common stock that would be considered earned under the terms of the applicable performance share unit award based on the most recent fiscal year-end results of Advanced Disposal preceding the fiscal year during which the effective time of the Merger occurs.
(3) Represents amounts to be paid in respect of post-employment COBRA benefits following a covered termination pursuant to each executive officer’s employment agreement. The COBRA payments will be paid only in connection with a covered termination, pursuant to the terms of the applicable NEO’s employment agreement. For Mr. Spegal, this amount also reflects an additional $50,000 for relocation services, payable in a lump sum.

(4) Represents amounts to be paid to Mr. Spegal pursuant to his employment agreement as a tax gross-up for his $50,000 relocation benefit, payable in a single lump sum. The relocation benefit tax gross-up will be paid only in connection with a covered termination.
Summary Compensation Table
The following table provides summary information concerning the compensation paid to our CEO and each of our other NEOs for the 2016, 2017 and 2018 fiscal years, to the extent they were an NEO for such year.

	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($) (6)	Total ($)
Richard Burke	2018	775,000	1,500,000	500,000	709,125	66,914	3,551,039
Chief Executive Officer	2017	618,000	1,500,000	1,192,752	459,180	41,290	3,811,222
	2016	600,000	3,049,794	1,324,930	609,006	42,244	5,625,974
Steven Carn	2018	440,000	1,581,227	193,746	350,500	21,662	2,587,135
Executive Vice President, Chief Financial Officer	2017	412,000	581,988	193,996	255,100	21,910	1,464,994
	2016	400,000	1,317,922	598,407	338,337	21,666	2,676,332
John Spegal	2018	440,000	581,235	193,746	335,500	31,975	1,582,456
Executive Vice President, Chief Operating Officer	2017	412,000	506,968	169,000	255,100	22,385	1,365,453
	2016	400,000	1,257,669	1,010,709	338,337	22,140	3,028,855
Michael Slattery	2018	365,000	393,717	131,250	237,650	31,150	1,158,767
Executive Vice President, General Counsel	2017	330,000	379,500	126,495	163,462	20,105	1,019,562
	2016	320,000	1,027,448	835,872	203,002	19,636	2,405,958
Melissa Westerman (4) Vice President, Chief Accounting Officer	2018	120,750	—	—	65,243	6,575	192,568
Matthew Gunnelson (5)	2018	208,741	150,000	50,000	77,438	16,425	502,604
Former Chief Accounting Officer, Current Vice President of Operational Accounting	2017	250,568	—	42,560	118,087	19,800	431,015

(1)
Represents restricted stock and PSUs granted under the 2012 Plan and RSUs and PSUs granted under the 2016 Plan. Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal year 2018, see the discussion contained in Note 15 to our audited consolidated financial statements for the period ended December 31, 2018 included in our Form 10-K.

For purposes of calculating the grant date fair value of PSUs, we have assumed that the Company will achieve target performance levels. The table below shows (a) the aggregate grant date fair value of PSUs assuming target level of performance is achieved (this is the amount included in the Stock Awards column in the Summary Compensation Table) and (b) the aggregate grant date fair value of PSUs assuming the Company will reach the highest level of achievement for this performance measure and maximum payouts will be earned.

	Year	Aggregate Grant Date Fair Value of PSUs, Assuming Target Level of Performance Achieved ($)	Aggregate Grant Date Fair Value of PSUs Assuming Highest Level of Performance Achieved ($)
Richard Burke	2018	1,000,000	1,750,000
	2017	1,000,000	1,750,000
	2016	699,871	1,224,774
Steven Carn	2018	387,490	678,107
	2017	387,992	678,986
	2016	211,964	370,937
John Spegal	2018	387,490	678,107
	2017	337,986	591,476
	2016	238,454	417,295
Michael Slattery	2018	262,485	459,349
	2017	253,000	442,750
	2016	184,965	323,689
Matthew Gunnelson	2018	100,000	175,000

(2)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal 2018, see the discussion contained in Note 15 to our audited consolidated financial statements for the period ended December 31, 2018 included in our Form 10-K.

(3)
Amounts represent awards paid under our MIP in respect of the year earned. See "Compensation Discussion and Analysis—Elements of the Company's Executive Compensation Program—Cash Bonus Opportunities—Fiscal year 2018 MIP" above for a description of our MIP.

(4)
Ms. Westerman joined the Company in fiscal year 2018 and was appointed Chief Accounting Officer of the Company, effective June 25, 2018. Ms. Westerman's annual base salary for fiscal year 2018 was $230,000.

(5)
Mr. Gunnelson was not an NEO during fiscal 2016 therefore his compensation information is not presented for that year. Effective March 23, 2018, Mr. Gunnelson went on temporary leave. He returned on July 2, 2018 as Vice President of Operational Accounting. The above reflects Mr. Gunnelson's prorated base salary, bonus, equity awards and other compensation for fiscal year 2018.

(6)
The supplemental table below sets forth the details of amounts reported as "All Other Compensation" for fiscal year 2018. For fiscal year 2018, the All Other Compensation column includes amounts related to executive perquisites provided by us, which includes severance, company car, plane usage, 401(k) contributions and life insurance premiums as detailed in the chart below.

	Auto ($) (1)	Plane ($) (2)	401(k) Matching Contributions ($)	Other ($) (3)	Total All Other Compensation ($)
Richard Burke	17,477	36,055	9,250	4,132	66,914
Steven Carn	10,800	—	8,930	1,932	21,662
John Spegal	12,000	9,519	9,250	1,206	31,975
Michael Slattery	10,800	13,635	5,556	1,159	31,150
Melissa Westerman	4,615	—	829	1,131	6,575
Matthew Gunnelson	10,011	—	5,547	867	16,425
______________________________

(1)	Each NEO is entitled to the usage of an automobile of their choosing through either an auto allowance or company car up to a maximum amount per month.

(2)
Personal use of corporate aircraft is valued based on the aggregate incremental cost to us on a fiscal-year basis. The incremental cost to us of personal use of corporate aircraft is calculated based on our variable operating cost, which includes the cost of fuel, aircraft maintenance, crew travel, on-board catering, landing fees, ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilots' salaries and purchase and lease costs, are excluded from this calculation.

(3)	Other amounts, excluding those detailed above for the respective individuals, generally include payments on life and long-term disability insurance.

Grants of Plan-Based Awards in Fiscal year 2018
The following tables provide supplemental information relating to grants of plan-based awards made during fiscal year 2018 to help explain information provided above in our Summary Compensation Table. These tables present information regarding all grants of plan-based awards occurring during fiscal year 2018.

			Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Equity Awards: Number of Securities Underlying Awards (#) (1)	Exercise Price of Stock Options ($/Sh)	Grant Date Fair Value of Awards (2)

	Type of Award	Grant Date
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Richard Burke	Cash Bonus	—	$279,000	$930,000	$1,860,000	—	—	—	—	—	—
	Restricted Stock Units	2/26/2018	—	—	—	—	—	—	22,563	—	$500,000
	PSUs	2/26/2018	—	—	—	11,282	45,126	78,971	—	—	$1,000,000
	Stock Options	2/26/2018	—	—	—	—	—	—	86,956	$22.16	$500,000
Steven Carn	Cash Bonus	—	$132,000	$440,000	$880,000	—	—	—	—	—	—
	Restricted Stock Units	2/26/2018	—	—	—	—	—	—	53,869	—	$1,193,737
	PSUs	2/26/2018	—	—	—	4,372	17,486	30,601	—	—	$387,490
	Stock Options	2/26/2018	—	—	—	—	—	—	33,695	$22.16	$193,746
John Spegal	Cash Bonus	—	$132,000	$440,000	$880,000	—	—	—	—	—	—
	Restricted Stock Units	2/26/2018	—	—	—	—	—	—	8,743	—	$193,745
	PSUs	2/26/2018	—	—	—	4,372	17,486	30,601	—	—	$387,490
	Stock Options	2/26/2018	—	—	—	—	—	—	33,695	$22.16	$193,746
Michael Slattery	Cash Bonus	—	$87,600	$292,000	$584,000	—	—	—	—	—	—
	Restricted Stock Units	2/26/2018	—	—	—	—	—	—	5,922	—	$131,232
	PSUs	2/26/2018	—	—	—	2,961	11,845	20,729	—	—	$262,485
	Stock Options	2/26/2018	—	—	—	—	—	—	22,826	$22.16	$131,250
Melissa Westerman	Cash Bonus	—	$41,400	$138,000	$276,000	—	—	—	—	—	—
Matthew Gunnelson	Cash Bonus	—	$57,750	$192,500	$385,000	—	—	—	—	—	—
	Restricted Stock Units	2/26/2018	—	—	—	—	—	—	2,256	—	$50,000
	PSUs	2/26/2018	—	—	—	1,128	4,512	7,896	—	—	$100,000
	Stock Options	2/26/2018	—	—	—	—	—	—	8,695	$22.16	$50,000

(1)
Represents stock options and RSUs granted under the 2016 Plan. For a discussion of the assumptions and methodologies used to calculate the amounts reported in fiscal year 2018, see the discussion contained in Note 15 to our audited consolidated financial statements for the period ended December 31, 2018 included in our Form 10-K.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Summary of NEO Employment Agreements
We have entered into employment agreements with our named executive officers as follows:

•
Richard Burke. We entered into an employment agreement with Mr. Burke on November 20, 2012, under which he serves as our CEO and is entitled to be nominated for a seat on our Board of Directors, which was amended on July 18, 2014 and June 24, 2016 to reflect developments in his role and our compensation programs. On November 7, 2018, we amended the terms of his employment in a restated agreement.

•
Steven Carn. We entered into an employment agreement with Mr. Carn on November 20, 2012, under which he serves as our Chief Financial Officer. On November 14, 2018, we amended the terms of his employment in a restated agreement.

•
John Spegal. We entered into an employment agreement with Mr. Spegal on May 1, 2014, under which he serves as our Chief Operating Officer. On November 13, 2018, we amended the terms of his employment in a restated agreement.

•
Michael Slattery. We entered into an employment agreement with Mr. Slattery on May 29, 2015, under which he serves as our Executive Vice President, General Counsel and Secretary. On November 7, 2018, we amended the terms of his employment in a restated agreement.

•	Melissa Westerman. We entered into an employment agreement with Ms. Westerman on November 9, 2018, under which she serves as our Vice President, Chief Accounting Officer and Assistant Treasurer.

•
Matthew Gunnelson. We entered into an employment agreement with Mr. Gunnelson on March 31, 2015, under which he had served as our Chief Accounting Officer. Following his return from leave in 2018, his title was changed to Vice President of Operational Accounting and he signed a new employment agreement.

Material Terms of NEO Employment Agreements (excluding Mr. Gunnelson)

Each employment agreement (initially and as restated) has an initial three-year term that will automatically be extended for successive one-year periods thereafter unless one of the parties provides the other with written notice of non-renewal at least 60 days prior to the end of the applicable term.

The employment agreements include provisions on salary, bonuses, equity, benefits, severance and restrictive covenants, which are summarized below as in place at the end of 2018. Mr. Gunnelson’s employment agreement is summarized separately below.

•
Base Salary. $775,000 for Mr. Burke, $440,000 for Messrs. Carn and Spegal and $365,000 for Mr. Slattery, each of which reflect increases in 2018 and, in the cases of Messrs. Burke, Carn and Spegal, are subject to annual increases not less than 100% of CPI. Ms. Westerman is entitled to receive $230,000 per year.

•
Annual Bonus. Participation in the Company’s performance based bonus program with a target annual cash bonus amount up to a certain percentage of annual base salary (120% for Mr. Burke, 100% for each of Messrs. Carn and Spegal, 80% for Mr. Slattery, and 60% for Ms. Westerman). The employment agreements provide that any compensation awarded under our equity plan is subject to any recoupment policy adopted by the Company from time to time.

•
Equity. Participation in our current equity compensation plan, as amended from time to time. The employment agreements of Messrs. Burke, Carn, Spegal and Slattery, and Ms. Westerman, provide that any compensation awarded under our equity plan is subject to any recoupment policy adopted by the Company from time to time.

•
Benefits. Benefits include: (1) participation in the group medical, dental, health and pension or profit-sharing plans which we make available to senior level employees; (2) six weeks of vacation for Messrs. Burke, Carn and Spegal and four weeks of vacation for Mr. Slattery and Ms. Westerman; (3) a Company automobile or allowance for an automobile; and (4) reimbursement for reasonable business expenses. Mr. Spegal is also entitled to receive a Company cell phone and a benefit of $50,000 net of taxes, for relocation services.

In addition, short-term disability benefits and long-term disability benefits under our long-term disability plan in an amount at least equal to 40% of annual base salary then in effect, up to a maximum of $11,000 per month, as well as supplemental benefits equal to 66 2/3% of annual base salary then in effect, up to a maximum of $15,000, which reflect changes pursuant to the 2018 amendments in respect of the supplemental benefit and the general benefit available to Messrs. Burke and Carn.
Life insurance benefits for up to two times the executive’s base salary, up to a maximum of $500,000, as well as a supplemental term life insurance policy in an amount equal to $1,000,000, which reflect changes pursuant to the 2018 amendments in respect of the supplemental term life insurance policy and the benefit threshold. In each case, named executive officers may designate a beneficiary. Prior to the 2018 amendments, Mr. Burke was entitled to $1,000,000 life insurance benefit, Mr. Carn was entitled to payment of premiums up to his base salary plus 100% of annual bonus opportunity and Messrs. Spegal and Slattery were entitled to payment of premiums up to two times base salary.

•
Severance. As provided in the 2018 amendments and in Ms. Westerman’s employment agreement, severance benefits are payable to the named executive officers in connection with a termination without “cause” or resignation for “good reason” or termination in connection with or within two years following a change of control.  “Good reason” is defined as (1) breach of the executive’s employment agreement by the Company, (2) a relocation of the principal place of business to a location that represents a material change (50 miles) in geographic location, or (3) a material diminution in authority, duties, responsibilities, reporting position or compensation. Changes were made in the 2018 amendments to conform the definition of “good reason” for all NEOs and clarify the treatment of terms in connection with a change of control.

Severance will be payable in an amount equal to:  (1) two times annual base salary then in effect, payable in 24 equal monthly installments; (2) a pro-rata portion of bonus for the year in which termination occurs as earned through the termination date; (3) two times bonus (calculated pursuant to the employment agreements), payable in 24 equal monthly installments; and (4) 24 months of the executive officer’s monthly cost of COBRA coverage.  On November 7, 2018, Mr. Burke’s employment agreement was amended to provide that, with respect to a termination in connection with or within two years following a change in control, severance will be payable in an amount equal to:  (1) three times annual base salary then in effect, payable in 36 equal monthly installments; (2) a pro-rata portion of his bonus for the year in which termination occurs as earned through his termination date; (3) three times his bonus (calculated pursuant to his employment agreement), payable in 36 equal monthly installments; and (4) 36 months of his monthly cost of COBRA coverage.  Mr. Burke is also entitled to an additional amount of $36,000, payable in 24 equal monthly installments. Mr. Spegal is entitled to an additional amount of $50,000 for relocation services, payable in a lump sum.
The Section 280G Excise Tax gross-up payment provision in Mr. Burke’s prior employment agreement expired in October 2018 and was not extended; as such, he is no longer entitled to this benefit.
The named executive officers are also entitled to certain severance benefits upon a termination due to death or incapacitation.

•
Restrictive Covenants. The employment agreements include certain non-competition, non-solicitation and employee non-interference covenants during employment and for two years following termination of employment for any reason, as well as perpetual confidentiality covenants.  All severance benefits are subject to the execution and non-revocation of a general release.

Material Terms of Matthew Gunnelson’s Employment Agreement.

Mr. Gunnelson’s employment agreement provided for annual base salary of $250,568 (subject to annual increases not less than 100% of CPI), participation in the Company’s performance based bonus program with a target annual cash bonus amount up to 60% of his salary, and participation in the Company’s equity compensation plan and in the benefit programs consistent with his position at the Company and as described above. His base salary was changed to $190,000 and his target annual cash bonus was changed to 50% of his salary, upon his return from his leave of absence. Severance benefits are payable to Mr. Gunnelson in connection with a termination without “cause” or resignation for “good reason” (as each term is defined in his employment agreement, which, with respect to good reason, includes certain material changes to location, duties, authority, compensation and benefits) or termination in connection with or within two years following a change of control, as described above.  Severance will be payable in an amount equal to:  (1) two times annual base salary then in effect, payable in 24 equal monthly installments; (2) a pro-rata portion of bonus for the year in which termination occurs as earned through the termination date; and (3) two times bonus (calculated pursuant to the Employment Agreements), payable in 24 equal monthly installments. Mr. Gunnelson is subject to the same restrictive covenants as the other named executive officers, as described above.
Long-Term Incentive Plans
In connection with the Company’s IPO in 2016, our Board adopted the 2016 Plan on January 29, 2016. The 2016 Plan became effective on the 2016 Plan Effective Date. The Plan will terminate on the tenth anniversary of the 2016 Plan Effective Date, unless sooner terminated by our Board. The 2016 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, RSUs, performance stock awards, PSUs, cash performance units and other forms of equity-based awards, including awards based on the value of dividends paid by us. The Compensation Committee sets the vesting criteria applicable to each award, which will determine the extent to which the award becomes exercisable.
We no longer make grants under our 2012 Plan, but certain of our named executive officers have equity awards outstanding that were granted under our 2012 Plan.

Outstanding Equity Awards at December 31, 2018
The following table sets forth information concerning outstanding stock awards held by each of our NEOs as of December 31, 2018. Ms Westerman had no outstanding awards as of December 31, 2018.

			Option Awards					Stock Awards
Name	Award Type	Grant Date	Exercisable	Unexercisable		Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Richard Burke	Stock Options	2/26/2018	—	86,956	(3)	22.16	2/26/2028	—		—	—	—
	RSUs	2/26/2018	—	—		—	—	22,563	(3)	540,158	—	—
	PSUs	2/26/2018	—	—		—	—	12,440	(6)	297,814	7,521	180,053
	Stock Options	3/15/2017		118,217	(3)	23.30	3/15/2027	—		—	—	—
	Stock Options	2/27/2017	—	96,153	(3)	22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	22,727	(3)	544,084	—	—
	PSUs	2/27/2017	—	—		—	—	22,394	(6)	536,112	3,788	90,685
	Stock Options	10/5/2016	—	169,205	(3)	18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	111,111	(3)	2,659,997	—	—
	Stock Options	6/24/2016	30,653	15,327	(4)	24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	4,801	(4)	114,936	—	—
	PSUs	6/24/2016	—	—		—	—	20,983	(6)	502,333	—	—
	Stock Options	4/25/2013	978	—	(1)	17.70	4/25/2023	—		—	—	—
	Stock Options	11/20/2012	429,203	—	(2)	17.70	11/20/2022	—		—	—	—
Steven Carn	Stock Options	2/26/2018	—	33,695	(3)	22.16	2/26/2028	—		—	—	—
	RSUs	2/26/2018	—	—		—	—	53,869	(3)	1,289,624	—	—
	PSUs	2/26/2018	—	—		—	—	4,820	(6)	115,391	2,914	69,761
	Stock Options	2/27/2017	—	37,307	(3)	22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	8,818	(3)	211,103	—	—
	PSUs	2/27/2017	—	—		—	—	8,689	(6)	208,015	1,469	35,168
	Stock Options	10/5/2016	—	84,604	(3)	18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	55,556	(3)	1,330,011	—	—
	Stock Options	6/24/2016	9,285	4,642	(4)	24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	1,462	(4)	35,000	—	—
	PSUs	6/24/2016	—	—		—	—	6,357	(6)	152,187	—	—
	Stock Options	4/25/2013	1,610	—	(1)	17.70	4/25/2023	—		—	—	—
	Stock Options	4/26/2012	61,096	—	(1)	13.00	4/26/2022	—		—	—	—
John Spegal	Stock Options	2/26/2018	—	33,695	(3)	22.16	2/26/2028	—		—	—	—
	RSUs	2/26/2018	—	—		—	—	8,743	(3)	209,307	—	—
	PSUs	2/26/2018	—	—		—	—	4,820	(6)	115,391	2,914	69,761
	Stock Options	2/27/2017	—	32,500	(3)	22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	7,681	(3)	183,883	—	—
	PSU's	2/27/2017	—	—		—	—	7,569	(6)	181,202	1,280	30,643
	Stock Options	10/5/2016	—	152,285	(3)	18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	50,000	(3)	1,197,000	—	—
	Stock Options	6/24/2016	10,429	5,215	(4)	24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	1,637	(4)	39,190	—	—
	PSUs	6/24/2016	—	—		—	—	7,156	(6)	171,315	—	—
	Stock Options	3/4/2015	7,255	1,814	(1)	18.80	3/4/2025	—		—	—	—
	Stock Options	5/14/2014	3,036	—	(1)	19.10	5/14/2024	—		—	—	—
	Stock Options	5/14/2014	24,659	—	(1)	19.10	5/14/2024	—		—	—	—
	Stock Options	4/25/2013	12,353	—	(1)	17.70	4/25/2023	—		—	—	—

			Option Awards					Stock Awards
Name	Award Type	Grant Date	Exercisable	Unexercisable		Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Michael Slattery	Stock Options	2/26/2018	—	22,826	(3)	22.16	2/26/2028	—		—	—	—
	RSUs	2/26/2018	—	—		—	—	5,922	(3)	141,773	—	—
	PSUs	2/26/2018	—	—		—	—	3,265	(6)	78,164	1,974	47,258
	Stock Options	2/27/2017	—	24,326	(3)	22.00	2/27/2027	—		—	—	—
	RSUs	2/27/2017	—	—		—	—	5,750	(3)	137,655	—	—
	PSUs	2/27/2017	—	—		—	—	5,666	(6)	135,644	958	22,935
	Stock Options	10/5/2016	—	126,904	(3)	18.00	10/5/2026	—		—	—	—
	RSUs	10/5/2016	—	—		—	—	41,667	(3)	997,508	—	—
	Stock Options	6/24/2016	8,109	4,054	(4)	24.28	6/24/2026	—		—	—	—
	Restricted Stock Awards	6/24/2016	—	—		—	—	1,272	(4)	30,452	—	—
	PSUs	6/24/2016	—	—		—	—	5,558	(6)	133,059	—	—
	Stock Options	3/4/2015	4,147	1,037	(1)	18.80	3/4/2025	—		—	—	—
	Stock Options	3/4/2015	29,610	7,403	(1)	18.80	3/4/2025	—		—	—	—
Matthew Gunnelson	Stock Options	2/26/2018	—	8,695	(3)	22.16	2/26/2028	—		—	—	—
	RSUs	2/26/2018	—	—		—	—	2,256		54,009	—	—
	PSU's	2/26/2018	—	—		—	—	1,244		29,781	752	18,003
	Stock Options	2/27/2017	3,200	4,800	(1)	22.00	2/27/2027	—		—	—	—
	Stock Options	10/5/2016	34,213	22,809	(1)	18.00	10/5/2026	—		—	—	—
	Stock Options	5/2/2016	7,122	4,748	(1)	24.28	5/2/2026	—		—	—	—
	Stock Options	3/4/2015	3,627	907	(1)	18.80	3/4/2025	—		—	—	—
	Stock Options	5/14/2014	10,660	—	(1)	19.10	5/14/2024	—		—	—	—
	Stock Options	4/25/2013	12,353	—	(1)	17.70	4/25/2023	—		—	—	—

(1)	These time-vested options vested 20% on date of grant and 20% ratably thereafter on each annual anniversary of the date of grant.

(2)	These stock options vested 100% with Mr. Burke's selection as CEO.

(3)	These stock options and RSUs vest 100% three years from the date of grant.

(4)	These stock options and restricted stock awards vest 33% ratably on each annual anniversary of the date of grant.

(5)	The values of the restricted stock awards, RSUs and PSUs are based on $23.94 per share, which was the closing price of our common stock on December 31, 2018, the last trading day of our fiscal year.

(6)
Amounts shown in the "Number of Shares or Units of Stock that Have Not Vested" column reflect shares earned subject to a continued services vesting requirement and unearned PSUs at the threshold level are shown in the "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" column. One third of the PSUs are measured in each of the three fiscal years ending subsequent to the grant date and all earned PSUs vest in full on the third anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2018

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Richard Burke	4,801	117,769
Steven Carn	1,462	35,863
John Spegal	1,637	40,155
Michael Slattery	1,271	31,178
Potential Payments Upon Termination or Change in Control
The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 31, 2018. The value per share of our stock as of the fiscal year-end used in calculating the value of outstanding stock was $23.94. See "—Summary of NEO Employment Agreements" above. Our incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination. No benefits are paid to the NEOs in the event of voluntary termination or termination for cause.
For an estimate of potential payments to the NEOs upon the closing of the Merger, please see the section entitled "Potential Payments in Connection with the Merger" above.

Refer to the chart and footnotes included below for a full description of such benefits.

Name	Item of Compensation	Termination Upon Death/Disability ($)	Termination Upon Retirement ($)	Termination Not for Cause or Good Reason ($)	Termination Upon Change in Control ($)
Richard Burke	Bonus	930,000	—	930,000	930,000
	Additional Severance (1)	36,000	—	36,000	36,000
	Unvested Stock Awards (2)	7,996,542	7,996,542	7,996,542	9,518,455
	Severance	3,410,000	—	3,410,000	5,115,000
	Total Payments	12,372,542	7,996,542	12,372,542	15,599,455
Steven Carn	Bonus	440,000	—	440,000	440,000
	Unvested Stock Awards (2)	4,294,728	4,294,728	4,294,728	4,868,904
	Severance	1,760,000	—	1,760,000	1,760,000
	Total Payments	6,494,728	4,294,728	6,494,728	7,068,904
John Spegal	Bonus	440,000	—	440,000	440,000
	Unvested Stock Awards (2)	3,409,480	3,396,909	3,396,909	3,950,616
	Severance	1,760,000	—	1,760,000	1,760,000
	Total Payments	5,609,480	3,396,909	5,596,909	6,150,616
Michael Slattery	Bonus	292,000	—	292,000	292,000
	Unvested Stock Awards (2)	2,749,153	2,690,664	2,690,664	3,085,363
	Severance	1,314,000	—	1,314,000	1,314,000
	Total Payments	4,355,153	2,690,664	4,296,664	4,691,363
Melissa Westerman	Bonus	72,450	—	72,450	72,450
	Severance	736,000	—	736,000	736,000
	Total Payments	808,450	—	808,450	808,450
Matthew Gunnelson	Bonus	95,000	—	95,000	95,000
	Unvested Stock Awards (2)	334,560	329,018	329,018	407,254
	Severance	624,994	—	624,994	624,994
	Total Payments	1,054,554	329,018	1,049,012	1,127,248
______________________________

(1)	Paid in 24 equal monthly installments.

(2)	Awards would also vest upon a change in control if the successor Company does not assume or provide a substitute for the awards.
All NEOs are subject to non-competition covenants for two years following termination of employment, non-solicitation and non-interference with employees provisions for two years following termination of employment for any reason and indefinite confidentiality provisions.
Equity Compensation Plan Information
The following table presents information as of December 31, 2018 regarding equity compensation plans applicable to our employees. The only applicable equity compensation plans as of December 31, 2018 were the 2012 Plan and the 2016 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options and rights (1)	Weighted-average exercise price of outstanding options and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders (3)	4,807,313	$20.48	2,112,325

Total	4,807,313	$20.48	2,112,325

(1)
Includes: 4,150,112 shares of common stock underlying stock options, 443,818 shares of common stock underlying unvested RSUs and 213,383 shares of common stock that would be issued under outstanding PSUs if the target performance level is achieved.

(2)	Excludes RSUs and PSUs because those awards do not have exercise prices associated with them.

(3)	The remaining shares are available under the 2016 Plan; no shares are available under the 2012 Plan.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

•	For 2018, the median annual total compensation of all employees of our company (other than the CEO) was $57,668 and the annual total compensation of our CEO was $3,551,039.

•	Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 62 to 1.
How We Calculated the Ratio

•
Because there has been no significant change in our employee population or employee compensation arrangements since the median employee was identified for 2017, the median employee that was used for purposes of calculating CEO pay ratio for 2017 is the same employee that we identified for disclosure for 2018.

•
The “median annual total compensation of all employees” is the annual total compensation of a single employee who is at the midpoint of employees ranked in order of compensation amounts. When determining our midpoint, we considered compensation of 5,832 employees (other than the CEO) who were employed by the Company on September 30, 2017.

•
SEC regulations allow employers to identify the midpoint based on a “consistently applied compensation measure” (CACM). We used 2017 wages, bonuses, commissions, car allowances and cell phone allowances as our CACM to determine the midpoint of our employee population. We chose this CACM because these pay elements capture the various forms of cash compensation available to our employees.

•
We did not consider equity awards as part of the analysis because all employees eligible for equity awards are paid well above our midpoint, and therefore, including or excluding such compensation would not affect our midpoint.

•	We used the annual total compensation of the employee with annual total compensation at the median of our population to determine our CEO pay ratio.

•
In determining the “annual total compensation” for the median employee and the CEO, we followed the methodology required under SEC regulations for calculating the total compensation of our NEOs as reported in the Summary Compensation Table, and, as permitted under the SEC regulations, added the value of employer contributions to broad-based employee benefit plans not already included in the Summary Compensation Table.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included in this Proxy Statement, with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

The Compensation Committee
of the Board of Directors
Tanuja Dehne, Chair
Renae Conley
Michael Hoffman

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

Adjusted EBITDA and adjusted EBITDA margin are not defined terms under U.S. generally accepted accounting principles ("non-GAAP measures"). Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.
We define EBITDA as net income (loss) from continuing operations adjusted for interest, taxes, depreciation and amortization and accretion. We define adjusted EBITDA as EBITDA adjusted to exclude non-cash and non-recurring items as well as other adjustments permitted in calculating covenant compliance under the agreements governing our outstanding debt securities and credit facilities. We believe adjusted EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it eliminates the effect of financing, income taxes and the accounting effects of capital spending, as well as certain items that are not indicative of our performance on an ongoing basis. Management uses adjusted EBITDA to measure the performance of our core operations at the consolidated, segment and business unit levels and as a metric for a significant portion of our management incentive plans.
In fiscal 2016, we entered into interest rate caps as economic hedges of a rise in interest rates for fiscal year 2017, fiscal year 2018 and the nine months ended September 30, 2019. We believe that excluding realized and unrealized gains and losses from interest rate derivatives from our adjusted EBITDA provides useful additional information in evaluating ongoing financial performance of the business as these derivatives represent a risk management tool to reduce our exposure to rising interest rates and are viewed by management as a financing cost similar to interest expense. We also purchased additional interest rate caps in fiscal year 2017 to hedge the risk of rising interest rates from October 1, 2019 to September 30, 2021. These interest rate caps qualify for hedge accounting and realized gains and losses will flow through interest expense, which is excluded from adjusted EBITDA.

ADJUSTED EBITDA

The following table calculates adjusted earnings before interest, taxes, depreciation, amortization and accretion adjusted for certain other costs (in millions except percentages):

	Year Ended December 31,
	2018	2017
Net income	$9.4	$38.3
Income tax expense (benefit)	4.6	(41.2)
Interest expense	95.9	93.0
Depreciation and amortization	270.5	269.8
Accretion on landfill retirement obligations	17.0	15.4
Accretion on loss contracts and other long-term liabilities	0.5	0.4
EBITDA	397.9	375.7
EBITDA adjustments:
Acquisition and development costs	0.8	1.3
Stock based compensation	11.2	9.7
Greentree expenses, net of estimated insurance recoveries	0.1	11.1
Landfill remediation expenses and related impacts	23.8	—
Earnings in equity investee, net	—	0.3
Restructuring charges	0.1	3.4
Loss (gain) on disposal of assets and asset impairments	(2.5)	11.4
Unrealized loss (gain) on derivatives	(2.7)	(1.5)
Realized (gain) loss on derivatives	(3.6)	2.0
Loss on debt extinguishments and modifications	0.9	3.7
Capital market costs	0.3	1.0
Withdrawal costs from a multi-employer pension fund	0.8	—
Other	—	—
Adjusted EBITDA	$427.1	$418.1

Revenue	$1,558.2	$1,507.6
Adjusted EBITDA margin	27.4%	27.7%

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

(ITEM 2 ON THE PROXY CARD)
Our Board, upon the recommendation of the Audit Committee, has ratified the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2019, subject to ratification by our stockholders.
Representatives of Ernst & Young LLP will be at the annual meeting. They will be able to make a statement if they want, and will be available to answer any appropriate questions stockholders may have.
Although ratification of the selection of Ernst & Young is not required by our By-laws or otherwise, we are submitting the selection to stockholders for ratification because we value our stockholders' views on our independent registered public accounting firm and as a matter of good governance. If our stockholders do not ratify our selection, it will be considered a directive to our Board and Audit Committee to consider selecting another firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change is in our best interests and the best interests of our stockholders.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2018	2017
	(In millions)
Audit Fees	$1.9	$2.3
Audit-Related Fees	—	0.3
Tax Fees	—	—
All Other Fees	—	—
Total	$1.9	$2.6
Audit fees includes fees for the annual audit, reviews of Quarterly Reports on Form 10-Q, work performed to support equity offerings and work performed to support debt transactions. Audit-related fees principally include financial due diligence services relating to certain potential acquisitions and services relating to new accounting standard adoption.
The Audit Committee has adopted procedures for the approval of Ernst & Young's services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The Audit Committee approves additional services, not previously approved, as necessary between Committee meetings. The Audit Committee is updated on the status of all services and related fees at every regular meeting. In fiscal 2018 and fiscal 2017, the Audit Committee pre-approved all services performed by Ernst & Young.
As set forth in the Audit Committee Report, the Audit Committee has considered whether the provision of audit-related services is compatible with maintaining auditor independence and has determined that it is.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(ITEM 3 ON THE PROXY CARD)
Pursuant to Section 14A of the Exchange Act, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as "say on pay").
We encourage stockholders to review the Compensation Discussion and Analysis of this Proxy Statement. We have designed our executive compensation program to be supportive of, and align with, our strategy and the creation of stockholder value, while discouraging excessive risk-taking. The following key structural elements and policies, discussed in more detail in the Compensation Discussion and Analysis, further the objective of our executive compensation program and evidence our dedication to competitive and reasonable compensation practices that are in the best interests of stockholders:

•
a substantial portion of executive compensation is linked to our performance, through annual cash incentive performance criteria and long-term equity-based incentive awards. As a result, our executive compensation program provides for a significant difference in total compensation in periods of above-target performance as compared to periods of below-target performance. In fiscal 2018, our performance-based annual cash incentive and long-term equity-based incentive awards comprised approximately 76% of total target compensation for our Chief Executive Officer and approximately 75% of total target compensation for our other named executives that served the full fiscal year 2018;

•
at target, approximately 57% of total compensation of our named executives that served the full fiscal year 2018 results from long-term equity awards, which aligns executives' interests with those of stockholders;

•
performance-based awards include threshold, target and maximum payouts correlating to a range of performance goals and are based on a variety of indicators of performance, which limits risk-taking behavior; and

•
PSUs and RSUs that vest in full at the end of a three-year performance period, as well as stock options that vest in full at the end of a three-year period, link executives' interests with long-term performance and reduce incentives to maximize performance in any one year.

As a matter of good corporate governance, the Board is asking stockholders to approve the following advisory resolution:
RESOLVED, that the compensation of our named executive officers as described in this Proxy Statement under "Executive Compensation," including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement, is hereby APPROVED.

Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote in connection with future executive compensation arrangements.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION.

OTHER MATTERS

We do not intend to bring any other matters before the annual meeting, nor do we have any present knowledge that any other matters will be presented by others for action at the meeting. If any other matters are properly presented, your proxy card authorizes the people named as proxy holders to vote using their judgment.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EST on November 19, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ADSW2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EST on November 19, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E84832-P28941 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED DISPOSAL SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Richard Burke
02) Michael Koen
03) B. Clyde Preslar

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3. Approval, on an advisory basis, of our named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E84833-P28941

ADVANCED DISPOSAL SERVICES, INC.
Annual Meeting of Stockholders
November 20, 2019 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Advanced Disposal Services, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated October 4, 2019, and hereby appoint(s) Richard Burke and Michael K. Slattery, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Advanced Disposal Services, Inc., which will be a completely virtual meeting conducted via live webcast to be held at 10:00 AM, EST on November 20, 2019 at www.virtualshareholdermeeting.com/ADSW2019, and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are also authorized to vote upon all matters as may properly come before the meeting, or any postponement or adjournment thereof, utilizing their own discretion.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side